PRIORITY TECHNOLOGY HOLDINGS, INC.
CERTIFICATE OF DESIGNATIONS
OF
THE POWERS, PREFERENCES AND RELATIVE, PARTICIPATING,
OPTIONAL AND OTHER SPECIAL RIGHTS,
AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF,
OF
SENIOR PREFERRED STOCK
Pursuant to Section 151 of the
General Corporation Law of the State of Delaware
Priority Technology Holdings, Inc., a Delaware corporation (the “Corporation”), does hereby certify that the Board of Directors of the Corporation (the “Board”), by unanimous written consent dated April 26, 2021, duly approved and adopted the following resolution:
WHEREAS, on the terms and subject to the conditions set forth in the purchase agreement, dated April 27, 2021 (the “Purchase Agreement”), among the Corporation and the investors set forth on Schedule 1 thereto (collectively, the “Investors”), the Investors agreed to purchase and the Corporation agreed to issue and sell (i) $150,000,000 in aggregate liquidation preference of Authorized Initial Senior Preferred Stock (as defined below), (ii) $50,000,000 in aggregate liquidation preference of Authorized Acquisition Senior Preferred Stock (as defined below) and (iii) up to $50,000,000 in aggregate liquidation preference of Authorized Delayed Senior Preferred Stock (as defined below)
RESOLVED, that, pursuant to the authority vested in the Board by the Corporation’s Second Amended and Restated Certificate of Incorporation, the Board does hereby create, authorize and provide for the issuance of, out of the authorized but unissued shares of the preferred stock, par value $.001 per share, of the Corporation, 250,000 shares of a new series of preferred stock with the designation set forth below, and there is hereby stated and fixed the number of shares constituting such series and the powers, preferences and rights, and qualifications, limitations and restrictions, of such series as follows:
Section 1.    Designation. Such new series of preferred stock shall be designated as shares of “Senior Preferred Stock,” par value $.001 per share, of the Corporation (the “Senior Preferred Stock”), and the number of shares constituting such series shall be 250,000, of which 150,000 shares shall be issued on the Initial Closing Date pursuant to the Purchase Agreement (the “Authorized Initial Senior Preferred Stock”), 50,000 of which shall be issued on the Acquisition Closing Date pursuant to the Purchase Agreement (the “Authorized Acquisition Senior Preferred Stock”), and up to 50,000 of which shall be issued on one or more Delayed Closing Dates pursuant to the Purchase Agreement (the “Authorized Delayed Senior Preferred Stock”, and the Authorized Delayed Senior Preferred Stock together with the Authorized Acquisition Preferred Stock, the “Authorized Additional Senior Preferred Stock”).
Section 2.    Ranking. The Senior Preferred Stock ranks, (a) with respect to the payment of dividends and distributions on, and purchase, repurchase or any redemption of, any Capital Stock (provided, however, that nothing in this Section 2 shall prohibit the Corporation from paying a dividend or distribution, or making a purchase, repurchase or redemption, that is permitted pursuant to Section 7 or require the Corporation to pay any cash Dividend on the

Senior Preferred Stock except to the extent that the Board has declared such Dividend) and (b) in the liquidation, dissolution or winding up of, and upon any distribution of the assets of, the Corporation: (i) senior to the Common Stock and each other existing or future class or series of Capital Stock of the Corporation, except for any Parity Securities or Senior Securities (collectively, with the Common Stock (but excluding, for the avoidance of doubt, any Parity Securities or Senior Securities), the “Junior Securities”); (ii) on a parity with each other class or series of Capital Stock of the Corporation hereafter issued in compliance with the terms hereof (including Section 7) and the terms of which expressly provide that it will rank on a parity basis with the Senior Preferred Stock with respect to payment of any such dividends and distributions, such purchase, repurchase or redemption and in any such liquidation, dissolution or winding up of, and upon any such distribution of the assets of, the Corporation (collectively, the “Parity Securities”); and (iii) junior to each other class or series of Preferred Stock or any other Capital Stock of the Corporation hereafter issued in compliance with the terms hereof (including Section 7) and the terms of which expressly provide that it will rank senior to the Senior Preferred Stock with respect to payment of such dividends and distributions, such purchase, repurchase or redemption and in any such liquidation, dissolution or winding up of, and upon any such distribution of the assets of, the Corporation (collectively, the “Senior Securities”).
Section 3.    Maturity. The Senior Preferred Stock has no stated maturity. Shares of Senior Preferred Stock will remain outstanding indefinitely until redeemed in accordance with the terms of this Certificate of Designations or otherwise repurchased by the Corporation. The Corporation shall not be required to set aside funds to redeem or repurchase the Senior Preferred Stock.
Section 4.    Dividends.
(a)Payment and Accrual of Dividends. Dividends (“Dividends”) on the outstanding Senior Preferred Stock (i) shall accrue on a daily basis on the sum of the Liquidation Preference plus the aggregate accrued and unpaid Dividends as of the end of the immediately preceding Dividend Period, in each case, at the Dividend Rate set forth in Section 4(b) below and (ii) shall be cumulative. Dividends shall be payable only in cash and shall be payable on each Dividend Payment Date only when, as and if declared by the Board out of legally available funds for such purpose. Notwithstanding anything to the contrary contained herein, and for the avoidance of doubt; (x) no Dividends may be declared and paid in securities or otherwise “in kind,” (y) no Dividends shall be declared or paid in cash in anticipation of any optional or mandatory redemption of the Senior Preferred Stock pursuant to Section 9 or any liquidation, dissolution or winding up of the Corporation and (z) Dividends will accrue as set forth herein regardless of whether such Dividends have been declared by the Board and whether or not there are any profits, surplus or other funds legally available for the payment thereof. All Dividends paid with respect to shares of the Senior Preferred Stock shall be paid pro rata to the Holders in proportion to the number of shares of Senior Preferred Stock held.
If the Corporation elects to pay Dividends on a Dividend Payment Date in whole or in part in cash, then not less than 10 days prior to such Dividend Payment Date, the Corporation shall notify the Holders in writing of such election; provided that, for the avoidance of doubt, if the Holders are not so notified, such Dividends shall accrue (and be cumulative) but shall not be paid. After the end of each Dividend Period, at such times as the Corporation is required to deliver any financial statements pursuant to Section 13(a)(ii) with respect to the quarterly period that corresponds with such Dividend Period (or in which such Dividend Period occurred), the Corporation shall provide each Holder with a written statement setting forth the aggregate amount of accrued and unpaid Dividends through and including the last day of the applicable Dividend Period with respect to each share of Senior Preferred Stock, including a reasonably detailed calculation thereof and of the applicable Three-Month LIBOR Rate included therein.
Each Dividend paid in cash shall be paid by wire transfer in immediately available funds to the account(s) designated by each Holder that holds shares of Senior Preferred Stock in writing given to the Corporation at least 5 days prior to the Dividend Payment Date.
The record date for Dividends payable on any Dividend Payment Date shall be the close of business on the 15th calendar day immediately preceding such Dividend Payment Date.
(b)Dividend Rate. “Dividend Rate” means a rate per annum equal to the Three-Month LIBOR Rate, reset quarterly as provided herein, subject to Section 16, plus the Applicable Margin; provided that, except as provided in this clause (b), the Dividend Rate shall not exceed the sum of (i) 22.50% per annum, plus (ii) the Non-Cash Pay Rate Increase, if any, plus (iii) the Default Rate Increase, if any, plus (iv) the Forced Sale Default Rate Increase, if any. The Three-Month LIBOR Rate for the initial Dividend Payment Period is 1.00%. The Dividend Rate shall increase automatically by (i) 2.00% per annum effective as of the first day of each Dividend Period in respect of which the Corporation for any reason does not pay cash Dividends (whether or not declared and whether or not there are any profits, surplus or other funds legally available for the payment thereof or such payment is then permitted by applicable law or any instrument or agreement to which it or any of its subsidiaries is a party) at or greater than the Three-Month LIBOR Rate for such Dividend Period plus 5.00% per annum (“Non-Cash Pay Rate Increase”) through the final day of such Dividend Period, (ii) 3.00% per annum effective immediately upon the occurrence of and during the continuance of a Preferred Default (a “Default Rate Increase”) and (iii) 5.00% per annum effective immediately upon the 120th calendar day following the approval by the Sale Demand Special Committee of a Sale Transaction if all required stockholder approval under the DGCL, the Corporation’s Certificate of Incorporation or otherwise to approve such Sale Transaction shall not have been obtained on or prior to such 120th calendar day (the “Required Stockholder Approval”), plus an additional 5.00% per annum on the 30th calendar day after such 120th calendar day and on the first day of each subsequent 30 calendar day period, which incremental increase(s) shall continue until such time as the Required Stockholder Approval shall have been obtained (the “Forced Sale Default Rate Increase”).
(c)    Dividend Payment Date, LIBOR Rate Reset Date, and Dividend Period. A “Dividend Payment Date” shall mean each March 31, June 30, September 30 and December 31. The first Dividend Payment Date and the first LIBOR Rate Reset Date will be June 30, 2021. If a Dividend Payment Date, other than a redemption date, falls on a day that is not a Business Day, the Dividend Payment Date will be postponed to the next day that is a Business Day.
A “LIBOR Rate Reset Date” shall mean each March 31, June 30, September 30 and December 31. The first LIBOR Rate Reset Date will be June 30, 2021. If any LIBOR Rate Reset Date falls on a day that is not a Business Day, the LIBOR Rate Reset Date will be postponed to the next day that is a Business Day, except that if that Business Day is in the next succeeding calendar month, the LIBOR Rate Reset Date will be the immediately preceding Business Day.
A “Dividend Period” shall mean (x) April 27, 2021 through and including June 29, 2021 and (y) thereafter, each: (i) June 30 through and including September 29; (ii) September

30 through and including December 30; (iii) December 31 through and including March 30; and (iv) March 31 through and including June 29.
(d)    Determination of Three-Month LIBOR Rate. The Holder Representative shall determine the Three-Month LIBOR Rate as of each LIBOR Rate Reset Date, except as set forth below or in Section 16. Promptly upon each such determination, the Holder Representative will inform the Corporation and, at the request of any Holder, such Holder or, in certain circumstances described below or in Section 16, the Holder Representative will inform the Corporation, of its determination of the Three-Month LIBOR Rate as of such LIBOR Rate Reset Date for the next Dividend Period.
The Three-Month LIBOR Rate will be reset on each LIBOR Rate Reset Date and will be the Three-Month LIBOR Rate applicable from such LIBOR Rate Reset Date (or, in the case of any day preceding the first LIBOR Rate Reset Date, the Three-Month LIBOR Rate determined as described below on April 23, 2021) to the next succeeding LIBOR Rate Reset Date.
The amount of Dividends accrued for any Dividend Period will be determined by the Corporation and will be computed by multiplying the Dividend Rate for that Dividend Period by a fraction, the numerator of which will be the actual number of days elapsed during that Dividend Period (determined by including the first day of the Dividend Period and excluding the last day and on the basis of twelve 30-day months), and the denominator of which will be 360, and by multiplying the result by the sum of (i) the Liquidation Preference plus (ii) the aggregate accrued and unpaid Dividends as of the last day of the immediately preceding Dividend Period.
Dividends shall accrue from and including the date of original issuance to but excluding the first Dividend Payment Date. Thereafter, Dividends will accrue from and including the last Dividend Payment Date to but excluding the next succeeding Dividend Payment Date.
(e)    Dividend Rate Calculation. The “Three-Month LIBOR Rate” means, for each Dividend Period beginning on a LIBOR Rate Reset Date (or April 27, 2021, in the case of the initial Dividend Period), the rate determined in accordance with the following provisions:
(1)    On the related LIBOR Rate Determination Date, the Holder Representative will determine the Three-Month LIBOR Rate, which will be the rate for deposits in U.S. Dollars having an index maturity of three months which appears on the Reuters Page LIBOR01 (or on such other page as may replace the Reuters Page LIBOR01 on that service) or, if on such LIBOR Rate Determination Date, the Three-Month LIBOR Rate does not appear or is not available on the designated Reuters Page LIBOR01 (or on such other page as may replace the Reuters Page LIBOR01 on that service), the Bloomberg L.P. page “BBAM” (or on such other page as may replace the Bloomberg L.P. page “BBAM” on that service), as of 11:00 a.m., London time, on the LIBOR Rate Determination Date; and
(2)    If the Three-Month LIBOR Rate cannot be determined as described above on the LIBOR Rate Determination Date, the Holder Representative will request the principal London offices of four major reference banks in the London Inter-Bank Market selected by the Holder Representative to provide it with their offered quotations for deposits in U.S. Dollars for the period of three months, beginning on the applicable LIBOR Rate Reset Date, to prime banks in the London Inter-Bank Market at approximately 11:00 a.m., London time, on that LIBOR Rate Determination Date and in a principal amount of not less than $1,000,000. If at least two quotations are provided, then the Three-Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of those quotations. If fewer than two quotations are provided, then the Three-Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of the rates quoted at approximately 11:00 a.m., New York City time, on the LIBOR Rate Determination Date by three major banks in New York City selected by the Holder Representative for loans in U.S. Dollars to leading European banks, having a three-month maturity and in a principal amount of not less than $1,000,000. If the banks selected by the Holder Representative are not providing quotations in the manner described by this paragraph, the Three-Month LIBOR Rate for the Dividend Period following the LIBOR Rate Determination Date will be the Three-Month LIBOR Rate in effect on the immediately prior LIBOR Rate Determination Date;
provided that notwithstanding anything to the contrary, in no event shall the Three Month LIBOR Rate be less than 1.00% per annum.
Notwithstanding clauses (1) and (2) of the preceding paragraph, if the Holder Representative or the Corporation reasonably determines on or prior to the relevant LIBOR Rate Determination Date that a Benchmark Transition Event and its related Benchmark Related Date have occurred with respect to the Three-Month LIBOR Rate (or the then-current Benchmark, as applicable), then the provisions of Section 16 will thereafter apply to all determinations of the Dividend Rate. In accordance with Section 16, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the amount of Dividends that will be accrue for each Dividend Period will be an annual rate equal to the sum of the Benchmark Replacement and the Applicable Margin. However, if the Holder Representative or the Corporation reasonably determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, but for any reason the Benchmark Replacement has not been determined as of the relevant LIBOR Rate Determination Date, the Dividend Rate for the applicable Dividend Period will be equal to the Dividend Rate for the immediately preceding Dividend Period.
Absent willful misconduct, bad faith or manifest error, the calculation of the applicable Three-Month LIBOR for each Dividend Period by the Holder Representative shall be final and binding on the Corporation and the Holders and the calculation of the applicable Dividend Rate for each Dividend Period by the Corporation shall be final and binding on the Holders.
(f)    Rounding. All percentages resulting from any calculation of any Dividend Rate will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 3.456789% (or .03456789) being rounded to 3.45679% (or .0345679)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).
Section 5.    Liquidation Event. Upon the occurrence of a Liquidation Event, each share of Senior Preferred Stock shall be entitled to receive and to be paid out of the assets of the Corporation legally available for distribution to the Corporation’s stockholders, before any distribution or payment may be made to a holder of any Junior Securities by reason of its ownership thereof, an amount per share of Senior Preferred Stock in cash in immediately available funds equal to the Redemption Price payable at the time of such Liquidation Event pursuant to Section 9(b). If upon any such Liquidation Event, the assets of the Corporation legally available for distribution to the Corporation’s stockholders are insufficient to pay the Holders the full amount of such Redemption Price for each outstanding share of Senior Preferred Stock and the full amount (if any) to which the holders of any Parity Securities are entitled, the Holders and the holders of such Parity Securities, as applicable, will share ratably in any such distribution of the assets of the Corporation in proportion to the full respective amounts (if any) to which they are entitled with respect to their shares of Senior Preferred Stock and Parity Securities upon such Liquidation Event. After indefeasible payment to the Holders of the full amount of such Redemption Price to which they are entitled, the Holders as such will have no right or claim to any of the assets of the Corporation. No holder of Junior Securities shall receive any cash or other consideration upon a Liquidation Event by reason of its ownership thereof unless the full amount of such Redemption Price to which Holders are entitled in respect of all outstanding Senior Preferred Stock and any amounts to which any holders of Parity Securities are entitled upon such Liquidation Event have been paid in full in cash in immediately available funds.
Section 6.    Voting Rights. Subject to the express provisions of this Certificate of Designations, except to the extent required by the DGCL, the Senior Preferred Stock shall not have any voting rights.
Section 7.    Protective Provisions. For so long as any Senior Preferred Stock is outstanding or any Person shall have any obligation to purchase Senior Preferred Stock pursuant to the Purchase Agreement, the Corporation shall not (and, to the extent such restriction applies to any Subsidiary, shall not cause or permit any of its Subsidiaries to) effect any of the following without the prior consent of the Required Holders, voting or consenting, as the case may be, as one class, in person or by proxy, either in writing or by resolution adopted at an annual or special meeting (and any such act or transaction entered into without such consent and approval shall be null and void ab initio and of no force and effect):
(i)the entry into by the Corporation of any voluntary insolvency, dissolution, reorganization of the Corporation or any unwinding of the business of the Corporation;
(ii)the authorization, creation, classification or reclassification, increase in the number of authorized or issued shares, or issuance of, any Capital Stock, in each case, by the Corporation, other than (x) Junior Securities (other than Disqualified Capital Stock) and (y) issuances of the Authorized Additional Senior Preferred Stock in accordance with the terms of this Certificate of Designations and the Purchase Agreement;
(iii)the reclassification or recapitalization of any Capital Stock of the Corporation or any of its Subsidiaries by any means (including by merger or consolidation) or amendment or other alteration (including by merger or consolidation) of the Corporation’s certificate of incorporation or by-laws or this Certificate of Designations that adversely affects the rights or privileges of the Senior Preferred Stock, including any such amendment or alteration that (A) adversely affects the preferential ranking of the Senior Preferred Stock, or (B) adversely affects the powers, preferences or special rights of the Senior Preferred Stock; provided that no such amendment shall (i) decrease the Dividend Rate, the Non-Cash Pay Rate Increase, the Default Rate Increase or the Forced Sale Default Rate Increase, (ii) reduce the Redemption Price or (iii) extend the Sale Trigger Date, in each case without the prior written consent of the Supermajority Holders;

(iv)any direct or indirect Transfer by the Corporation’s Controlling Stockholders of Common Stock of the Corporation unless such Transfer complies with Section 2 of the Transfer Restriction and Voting Agreement, dated as of April 27, 2021, among the Controlling Stockholders and the Investors parties thereto;
(v)any Change of Control, Sale Event, merger, consolidation, binding share exchange, voluntary liquidation, dissolution or winding-up, recapitalization or transfer of all or substantially all of the assets of the Corporation and its Subsidiaries (on a consolidated basis), unless in connection therewith the Senior Preferred Stock is redeemed in full in cash at the Redemption Price pursuant to Section 9(a) below;
(vi)any action for which a separate vote of the Holders is required by applicable law;
(vii)any action by the Corporation directly or indirectly for the purpose of causing the Common Stock to no longer be listed on any of the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange, or any failure by the Corporation to take any commercially reasonable step or steps within its reasonable control in order to prevent the Common Stock from no longer being so listed;
(viii)any action that would cause the Corporation to cease to be treated as a domestic C corporation for U.S. federal income tax purposes;
(ix)the authorization, creation, classification or reclassification, increase in the number of authorized or issued shares, or issuance of, any preferred stock of any Subsidiary of the Corporation, unless such preferred stock is held by the Corporation or a wholly-owned Restricted Subsidiary of the Corporation, in each case, other than the issuance of preferred stock by an Unrestricted Subsidiary to one or more sellers of portfolio assets in a financing portfolio acquisition permitted by clause (xiii)(4) below;
(x)any direct or indirect creation, incurrence, assumption, or guaranty or otherwise becoming or remaining directly or indirectly liable with respect to any Indebtedness for Borrowed Money or Disqualified Capital Stock by the Corporation or any of its Restricted Subsidiaries or the issuance of Disqualified Capital Stock after the issuance of the initial issuance of the Senior Preferred Stock other than (A) Indebtedness for Borrowed Money or Disqualified Capital Stock of the Corporation or any of its Restricted Subsidiaries in existence on the Initial Closing Date, (B) the incurrence by the Borrowers (as defined in the Credit Agreement as in effect on the Initial Closing Date) of the Delayed Draw Term Loans in an aggregate amount not to exceed $290,000,000 in accordance with the terms of the Credit Agreement as in effect on the Initial Closing Date or as amended, provided that such amendments taken as a whole are not materially adverse to (I) the Corporation or its subsidiaries or (II) the Holders (for the avoidance of doubt, any amendment to, or modification or waiver of, any leverage-based condition to the incurrence of the Delayed Draw Term Loans under the Credit Agreement as in effect on the Initial Closing Date shall be deemed to be materially adverse to the Holders), (C) the incurrence by the Borrowers of Revolving Loans (other than the incurrence of any increase in Revolving Commitments or any additional or other incremental revolving facility not committed to as of the Initial Closing Date), (D) the incurrence by the Borrowers and their Restricted Subsidiaries of Indebtedness for Borrowed Money or the issuance of Disqualified Capital Stock not to exceed $10,000,000 in aggregate principal amount at any one time outstanding and (E) so long as no Preferred Default, Preferred

Event of Default or Bankruptcy Event shall have occurred and be continuing or would immediately result therefrom, the incurrence by the Borrowers and their Restricted Subsidiaries of additional Indebtedness for Borrowed Money or the issuance of Disqualified Capital Stock if after giving Pro Forma Effect thereto (without netting the cash proceeds from such Indebtedness then proposed to be incurred and, in the case of any increase in Revolving Commitments or commitments under any additional or other incremental revolving facility not committed to as of the Initial Closing Date, assuming any such increase in commitments or additional or incremental facility is fully drawn) the Total Net Leverage Ratio calculated on a Pro Forma Basis as of the end of most recently ended Test Period is less than or equal to 4.25:1.00 (for the avoidance of doubt, even if the Borrowers and/or one or more of their Restricted Subsidiaries would otherwise have capacity for such Indebtedness for Borrowed Money or Disqualified Capital Stock under the Credit Agreement, they may not incur such Indebtedness for Borrowed Money or issue such Disqualified Capital Stock unless such incurrence satisfies one of clauses (A) through (E)), and satisfaction of such Total Net Leverage Ratio test shall be evidenced by a certificate from an Authorized Officer of the Corporation demonstrating such satisfaction calculated in reasonable detail reasonably satisfactory to the Required Holders;
(xi)[reserved];

(xii)any direct or indirect declaration, order, payment, making or setting apart, or agreement to declare, order, pay, make or set apart, any sum for any Restricted Payment in each case by the Corporation or any of its Restricted Subsidiaries except for: (1) Restricted Payments by a Restricted Subsidiary to the Corporation or any other Restricted Subsidiary of the Corporation that is the direct parent of such Restricted Subsidiary (and, in the case of a Restricted Payment by a non-wholly-owned Restricted Subsidiary, to the Corporation and any other Restricted Subsidiary and to each other owner of Capital Stock of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Capital Stock); (2) to the extent constituting Restricted Payments, (A) so long as no Preferred Default, Preferred Event of Default or Bankruptcy Event shall have occurred and be continuing or would immediately result therefrom, the payment of directors’ fees (other than pursuant to the TCP Director Agreement) by the Corporation consistent with the Corporation’s historical practice and (B) payments under the TCP Director Agreement (1) in the form of Cash, in an amount per Fiscal Year not to exceed the greater of (x) $1,5000,000 and (y) 2.5% of Consolidated Adjusted EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) and (2) in the form of Common Stock of the Corporation, in an unlimited amount; provided that, in each case of (1) and (2), (x) the terms of such compensation are not, taken as a whole, less favorable in any material respect to the Corporation than those that might be obtained at the time in a comparable arm’s-length transaction from a Person who is not an Affiliate and (y) such compensation has been approved by at least a majority of the members of the compensation committee of the Board (including a majority of the disinterested members of the compensation committee); (3) so long as no Preferred Event of Default or Bankruptcy Event shall have occurred and be continuing or would immediately result therefrom, the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Corporation held by any current or former officer, director, employee or consultant of the Corporation (other than TCP), or his or her estate, spouse, former spouse, family member or Affiliate of the foregoing (or for the payment of principal or interest on any Indebtedness issued in connection with such repurchase, redemption or other acquisition) in each case, pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or other agreement or benefit plan of any kind; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock in any Fiscal Year may not exceed the greater of (x) $10,000,000 and (y) 15.0% of Consolidated Adjusted EBITDA determined (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period (with unused amounts permitted to be carried forward to the next succeeding Fiscal Year, subject to a maximum in any Fiscal Year not to exceed the greater of (x) $15,000,000.00 and (y) 22.5% of Consolidated Adjusted EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis)); (4) payments in respect of withholding or similar taxes or exercise prices resulting from the exercise or settlement of equity awards; (5) so long as no Preferred Default, Preferred Event of Default or Bankruptcy Event shall have occurred and be continuing or would immediately result therefrom, the Corporation may make Restricted Payments not to exceed $5,000,000 in the aggregate from and after the Initial Closing Date; (6) the redemption or repurchase of Capital Stock of a Restricted Subsidiary of the Corporation held by Persons other than the Corporation or any Restricted Subsidiary or Affiliate of the Corporation either (A) in exchange for Common Stock of the Corporation or (B) with the net cash proceeds from the issuance and sale after the Initial Closing Date (other than (I) any such issuance to the Corporation or a Restricted Subsidiary of the Corporation, (II) the Equity Contribution (as defined in the Purchase Agreement) or (III) Capital Stock the proceeds of which are applied for any other purpose hereunder) of Junior Securities; and (7) the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Corporation; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock in any Fiscal Year may not exceed the greater of (x) $5,000,000 and (y) 5.0% of Consolidated Adjusted EBITDA determined (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period and provided, further, that immediately before and after giving effect to such repurchase, redemption or acquisition, the Total Preferred Net Leverage Ratio calculated on a Pro Forma Basis as of the end of most recently ended Test Period is less than or equal to 4.50:1.00; provided, however that, notwithstanding the foregoing clauses (1)-(7), from and after the sixth anniversary of the Initial Closing Date, no Restricted Payments may be made (x) by the Corporation or (y) to the Corporation unless, in the case of this clause (y) such Restricted Payments are made in cash and the proceeds thereof are immediately utilized by the Corporation to pay Dividends on the Senior Preferred Stock in accordance with Section 2 hereof or redeem the Senior Preferred Stock in accordance with Section 9 hereof;
(xiii)the direct or indirect making or ownership of any Investment by the Corporation or any of its Restricted Subsidiaries in any Person, including, without limitation, a Joint Venture except for: (1) Investments in Cash and Cash Equivalents; (2) so long as no Preferred Event of Default or Bankruptcy Event then exists or would result therefrom, Investments not to exceed an aggregate amount equal to the greater of (x) $19,000,000 and (y) 30.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis); (3) Investments (x) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, (y) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors, and (z) consisting of deposits, prepayments and other credits to suppliers, lessors or utilities or for workers’ compensation made in the ordinary course of business consistent with the past practices of the Corporation and its Subsidiaries; (4) Investments by the Corporation or any Restricted Subsidiary in the Corporation or any other Restricted Subsidiary; (5) to the extent constituting an Investment, the reinvestment of Net Asset

Sale Proceeds (as defined in the Credit Agreement as in effect on the Initial Closing Date) (arising from any Asset Sale) to repair, replace or restore any property in respect of which such Net Asset Sale Proceeds (as defined in the Credit Agreement as in effect on the Initial Closing Date) were paid or to reinvest in assets that are otherwise useful in the business of any the Corporation or any Restricted Subsidiary; (6) loans and advances to officers, employees and directors of the Corporation and its Restricted Subsidiaries (other than TCP) made (x) in the ordinary course of business for bona fide business purposes (including travel and relocation) (including any re-financings of such loans after the Initial Closing Date) in an aggregate amount not to exceed $5,000,000 and (y) in connection with such Person’s purchase of Capital Stock of the Corporation or any direct or indirect parent thereof; provided that no cash is actually advanced pursuant to this clause (y) unless immediately repaid; (7) Investments made to consummate Permitted Acquisitions; provided that the aggregate consideration (whether in cash, securities, indebtedness or otherwise and including the maximum possible liability in the case of contingent payments) paid or payable (x) for any individual Permitted Acquisition shall not exceed the greater of $50,000,000 and 33% of Consolidated Adjusted EBITDA determined (on a Pro Forma Basis) as of the last day of the most recently ended Test Period and (y) for all Permitted Acquisitions from and after the Initial Closing Date shall not exceed the greater of $100,000,000 and 66% of Consolidated Adjusted EBITDA determined (on a Pro Forma Basis) as of the last day of the most recently ended Test Period (in the case of this clause (y), excluding any portion of such consideration paid in the form of Common Stock or funded with the proceeds of the sale of Common Stock, in each case issued after the Initial Closing Date (other than (I) any such issuance to the Corporation or a Restricted Subsidiary of the Corporation, (II) the Equity Contribution (as defined in the Purchase Agreement) or (III) Capital Stock the proceeds of which are applied for any other purpose hereunder)), and no such Permitted Acquisition shall be in a business not primarily directly or indirectly part of the payments or integrated software industry in North America or any other region in which the Corporation then operates or which facilitates any Restricted Industries; (8) loans, guarantees of loans, advances, and other extensions of credit to current and former officers, directors, employees, and consultants of the Corporation (other than TCP) for the purpose of permitting such Persons to purchase Capital Stock of the Corporation (or any direct or indirect parent thereof) in an aggregate amount not to exceed $5,000,000 at any time; provided that the amount of such loan, advance and other extension of credit shall be promptly contributed to the Common Stock of the Corporation; (9) Permitted ISO Loans (as defined in the Credit Agreement as in effect in the Initial Closing Date); (10) Investments under Interest Rate Agreements; (11) Permitted Joint Venture Investments (as defined in the Credit Agreement as in effect on the Initial Closing Date) and Investments in Unrestricted Subsidiaries made to consummate financing portfolio acquisitions in an aggregate amount outstanding at any one time not to exceed 35% of Consolidated Adjusted EBITDA determined (on a Pro Forma Basis) as of the last day of the most recently ended Test Period, so long as immediately before and after giving effect to such Investment, the Total Preferred Net Leverage Ratio calculated on a Pro Forma Basis as of the end of most recently ended Test Period is less than or equal to 6.25:1.00, and satisfaction of such test shall be evidenced by a certificate from an Authorized Officer of the Corporation demonstrating such satisfaction calculated in reasonable detail reasonably satisfactory to the Required Holders; provided that (x) all Indebtedness of Unrestricted Subsidiaries shall be non-recourse to the Corporation or any of its other Subsidiaries and (y) no Investments made pursuant to this clause (11) in any individual Unrestricted Subsidiary (determined on a consolidated basis with its respective Subsidiaries) shall exceed 10% of Consolidated Adjusted EBITDA determined at the time of such Investment (on a Pro

Forma Basis) as of the last day of the most recently ended Test Period; (12) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business; (13) Investments to the extent that payment therefor is made solely with Capital Stock of the Corporation to the extent not resulting in a Change of Control; (14) Investments constituting nonCash consideration received by the Corporation or any of its Subsidiaries in connection with permitted Asset Sales and other sales and dispositions permitted under Section 7(xv); (15) Investments of a Restricted Subsidiary acquired after the Initial Closing Date or of a corporation or other Person merged into the Corporation or merged into or consolidated with a Restricted Subsidiary to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation; (16) Investments made in connection with the Transactions; (17) any Investment in a Receivables Subsidiary (as defined in the Credit Agreement as in Effect on the Initial Closing Date) or any Investment by a Receivables Subsidiary (as defined in the Credit Agreement as in Effect on the Initial Closing Date) in any other Person in connection with a Qualified Receivables Financing (as defined in the Credit Agreement as in Effect on the Initial Closing Date), including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing (as defined in the Credit Agreement as in Effect on the Initial Closing Date) or any related Indebtedness; (18) Investments described in Schedule 7(xiii)(18) to the Purchase Agreement (including renewals and extensions of any such Investment to the extent not involving any new or additional Investments other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay inkind securities, in each case, pursuant to the terms of such Investments as in effect on the Initial Closing Date); (19) Investments, other than Permitted Acquisitions, made with the proceeds of Permitted Stock Issuances (other than (I) any such issuance to the Corporation or a Restricted Subsidiary of the Corporation, (II) the Equity Contribution (as defined in the Purchase Agreement) or (III) Capital Stock the proceeds of which are applied for any other purpose hereunder); and (20) any Investment permitted pursuant to Section 6.07(s) of the Credit Agreement as in effect on the Initial Closing Date , so long as immediately before and after giving effect to such Investment, the Total Preferred Net Leverage Ratio calculated on a Pro Forma Basis as of the end of the most recently ended Test Period is no greater than 6.25:1.00;
(xiv)[reserved];
(xv)the conveyance, sale, leasing or sub-leasing (as lessor or sublessor), exchange, transfer or other disposition by the Corporation or any of its Restricted Subsidiaries of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Consolidated Capital Expenditures in the ordinary course of business) the business, property or fixed assets of, or Capital Stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except: (1) (I) any Restricted Subsidiary may dispose of any of its assets (upon voluntary liquidation or otherwise) to the Corporation or to another Restricted Subsidiary and (II) sales, leases, licenses or other dispositions of assets that do not constitute Asset Sales pursuant to clauses (i) through (vi) of the definition of “Asset Sale”; (2) the Corporation and the Restricted Subsidiaries may make Asset Sales; provided (A) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the Corporation), (B) with respect to Asset Sales pursuant to this clause (2) for an aggregate purchase price in excess of $10,000,000 in any Fiscal Year, at least 75% of the purchase price for such assets shall be paid to the Corporation or such Restricted Subsidiary in Cash or Cash Equivalents; provided, however, that, for the purposes of this clause (2), the following shall be deemed to be cash: (I) any liabilities (as shown on the Corporation’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Corporation or such Restricted Subsidiary that are assumed by the transferee with respect to the applicable Asset Sale and for which the Corporation and all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (II) any securities received by the Corporation or the applicable Restricted Subsidiary from such transferee that are converted by the Corporation or such Restricted Subsidiary into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within ninety (90) days following the closing of the applicable Asset Sale, and (III) aggregate non-Cash consideration received by the Corporation or the applicable Restricted Subsidiary having an aggregate fair market value (determined as of the closing of the applicable Asset Sale for which such non-Cash consideration is received) not to exceed the greater of (x) $6,000,000 and (y) 10.0% of Consolidated Adjusted EBITDA at any time, (C) the Net Asset Sale Proceeds thereof shall be applied to prepay the Loans (as defined in the Credit Agreement) to the extent required by Section 2.13(a) of the Credit Agreement and (D) at the time of such Asset Sale, no Preferred Event of Default or Bankruptcy Event shall exist or would result from such Asset Sale (other than any such Asset Sale made pursuant to a legally binding commitment entered into at a time when no Preferred Event of Default or Bankruptcy Event has occurred and is continuing); (3) (x) a sale, assignment or other transfer of Receivables Assets (as defined in the Credit Agreement as in effect on the Initial Closing Date), or participations therein, and related assets to a Receivables Subsidiary in a Qualified Receivables Financing (as defined in the Credit Agreement as in effect on the Initial Closing Date) and (y) a sale, assignment or other transfer of Receivables Assets (as defined in the Credit Agreement as in effect on the Initial Closing Date), or participations therein, and related assets by a Receivables Subsidiary (as defined in the Credit Agreement as in effect on the Initial Closing Date) in a Qualified Receivables Financing (as defined in the Credit Agreement as in effect on the Initial Closing Date); (4) the lapse of registered immaterial intellectual property of the Corporation or any of its Restricted Subsidiaries that is no longer used or useful in their business; (5) the settlement or write-off of accounts receivable or sale of overdue accounts receivable for collection in the ordinary course of business consistent with past practice; (6) leases, licenses or sublicenses of real or personal property in the ordinary course of business and to the extent not otherwise expressly prohibited by this Certificate of Designations or the other Preferred Equity Documents; (7) the disposition of property which constitutes, or which is subject to, a casualty event or condemnation, in each case, so long as the proceeds thereof are applied in accordance with the terms of the Credit Agreement; (8) the sale or other disposition of a nominal amount of Capital Stock in any Restricted Subsidiary in order to qualify members of the board of directors or equivalent governing body of such Restricted Subsidiary to the extent required by applicable law; (9) the unwinding or settlement of any Interest Rate Agreement incurred in accordance with Section 7(x) pursuant to its terms; (10) cancellation of any intercompany Indebtedness among the Corporation and any of its Restricted Subsidiaries; (11) the termination, surrender or sublease of a real estate lease of the Corporation or any of its Restricted Subsidiaries that is no longer used or useful in its business in the ordinary course of its business; (12) any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary and (13) Asset Sales of Permitted Joint Venture

Investments to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding agreements;
(xvi)[reserved];
(xvii)the entry into or permitting to exist, directly or indirectly, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) by the Corporation or any of its Restricted Subsidiaries with any of their Affiliates; provided that the Corporation and the Restricted Subsidiaries may enter into or permit to exist any such transaction if the terms of such transaction are not, taken as a whole, less favorable in any material respect to the Corporation or such Restricted Subsidiary, as the case may be, than those that might be obtained at the time in a comparable arm’s-length transaction from a Person who is not an Affiliate; provided, further, that the foregoing restrictions shall not apply to (1) (i) any transaction between or among the Corporation and any wholly-owned Restricted Subsidiaries and (ii) transactions between or among wholly-owned Restricted Subsidiaries; (2) transactions, arrangements, fees reimbursements and indemnities specifically and expressly permitted between or among such parties under this Certificate of Designations or any other Preferred Equity Document; (3) reasonable compensation arrangements for members of the board of directors (or similar governing body), officers and other employees (in each case other than TCP) of the Corporation and its Restricted Subsidiaries entered into in the ordinary course of business; (4) Restricted Payments permitted by Section 7(xii), (5) Investments permitted by Section 7(xiii); (6) Permitted Stock Issuances; (7) the existence of, and the performance by the Corporation or any Restricted Subsidiary of its obligations under the terms of, any Organizational Document or security holders agreement (including any purchase agreement related thereto) to which it is a party on the Initial Closing Date and set forth on Schedule 3.29 of the Purchase Agreement; and (8) payments under the TCP Director Agreement in an amount not to exceed the amount permitted under Section 7(xii)(2)(B);
(xviii)engaging in any business other than the businesses engaged in by the Corporation or such Restricted Subsidiary on the Initial Closing Date and businesses reasonably related, ancillary or complementary thereto or reasonable extensions of any of the foregoing;
(xix)notwithstanding anything to the contrary in this Section 7, (1) the incurrence, directly or indirectly, by the Corporation of any Indebtedness or any other obligation or liability whatsoever other than liabilities under engagement letters, retention letters and other similar agreements with accounting firms, law firms and corporate service companies and other similar agreements and contracts entered into the ordinary course of its business, customary agreements in connection with the establishment and maintenance of deposit accounts and employee benefit plans and programs, and non-consensual obligations permitted hereunder; (2) the creation or suffering to exist by the Corporation of any Lien upon any property or assets now owned or hereafter acquired by it other than non-consensual Liens; (3) the engaging by the Corporation in any business or activity or own any assets other than (i) holding one hundred percent (100%) of the Capital Stock of Holdings; (ii) performing its obligations and activities incidental thereto; (iii) the maintenance of its existence; (iv) selling Capital Stock pursuant to Permitted Stock Issuances and entering into agreements and other documents not prohibited by this Certificate of Designations to effectuate such sale and issuance; (v) its participation in tax, accounting and other administrative matters as a member of the consolidated group of the Corporation and its Subsidiaries; (vi) incurring fees, costs and expenses relating to overhead and general operations including professional fees for legal, tax and accounting issues; (vii) providing indemnification to officers and directors; (viii) engaging in activities expressly permitted to be conducted by the Corporation hereunder; and (ix) to make or pay any Restricted Payments permitted by Section 7(xii); (4) any consolidation of the Corporation with or merger with or into, or conveyance, transfer, leasing or licensing of all or substantially all its assets to, any Person (except as permitted by Section 7(v); (5) the sale or other disposition by the Corporation of any Capital Stock of any of its directly-owned Restricted Subsidiaries (except as permitted by Section 7(xv)); (6) the creation or acquisition by the Corporation of any Restricted Subsidiary or the making or ownership by the Corporation of any Investment in any Person other than Cash Equivalents and as permitted by Section 7(xiii); or (7) any failure by the Corporation to hold itself out to the public as a legal entity separate and distinct from all other Persons;
(xx)any change to the Fiscal Year-end of the Corporation from December 31, unless required by applicable law, or any change to the Fiscal Year of a Restricted Subsidiary other than to conform its Fiscal Year to that of the Corporation; or
(xxi)the authorization or entry into any agreement to do or consenting to, in each case, any of the foregoing.
Section 8.    Remedies for Breach.
(a)The increase in the dividend rate provided for in the definition of “Default Rate Increase” and the exercise of the rights set forth in Section 10, in each case, shall not be the exclusive remedy at law or in equity of the Holders for any Preferred Default and shall in no way be deemed a waiver of such Preferred Default or be deemed to validate any action underlying any such Preferred Default.
(b)The various provisions set forth herein are for the benefit of the Holders and shall be enforceable by them, including by one or more actions for specific performance. The Corporation acknowledges that the subject matter of this Certificate of Designations is unique and that the Holders would be damaged irreparably in the event that any of the provisions of this Certificate of Designations is not performed in accordance with its specific terms or otherwise is breached, and that remedies at law would not be adequate to compensate such other parties not in default or in breach. Accordingly, the Corporation agrees that the Holders shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Certificate of Designations and to enforce specifically the terms and provisions of this Certificate of Designations in addition to any other remedy to which they may be entitled, at law or in equity. The Corporation waives any defense that a remedy at law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Certificate of Designations. Except as expressly set forth herein, all remedies available under this Certificate of Designations, at law, in equity or otherwise, shall be deemed cumulative and not alternative or exclusive of other remedies. The exercise by any Holder of a particular remedy shall not preclude the exercise of any other remedy.
Section 9.    Redemption and Repurchases.
(a)    Optional Redemption.

(i)Prior to April 27, 2023, the Corporation may redeem the outstanding shares of Senior Preferred Stock at any time, and from time to time, in whole or in part, for cash at a price equal to 100% of the Liquidation Preference plus any accrued and unpaid Dividends thereon, through and including the applicable redemption date plus the Make-Whole Amount.
(ii)On and after April 27, 2023, the Corporation may redeem the outstanding shares of Senior Preferred Stock at any time, and from time to time, in whole or in part, for cash at the prices (expressed as percentages of the sum of (x) outstanding Liquidation Preference plus (y) any accrued and unpaid Dividends on the shares of Senior Preferred Stock redeemed, through and including the applicable redemption date) indicated below, if redeemed during the applicable period indicated below:
Period     Percentage
On and after April 27, 2023 and to, but not
including, April 27, 2024……………………………………………….    102.00%
On and after April 27, 2024      100.00%
In the event that at any time fewer than all of the outstanding shares of Senior Preferred Stock are to be redeemed pursuant to clause (i) or (ii) above, (x) the selection of the shares to be redeemed shall be made pro rata in proportion to the number of shares held by each Holder, (y) the minimum amount of Liquidation Preference of shares of Senior Preferred Stock shall be at least $25,000,000 and (z) after giving effect to the redemption at least $75,000,000 in Liquidation Preference of Senior Preferred Stock shall remain outstanding.
(b)Mandatory Redemption Upon Change of Control or Liquidation Event. Upon the occurrence of a Change of Control or a Liquidation Event, the Corporation shall redeem all then outstanding shares of Senior Preferred Stock for cash at the Redemption Price set forth in Section 9(a)(i) or 9(a)(ii), as applicable, above corresponding to the timing of the occurrence of such Change of Control or Liquidation Event. If applicable law does not permit the Corporation to consummate the redemption described in this Section 9(b) in connection with a Change of Control or Liquidation Event, the Corporation shall not consummate the Change of Control or Liquidation Event unless at the closing thereof all then outstanding shares of Senior Preferred Stock are purchased from the Holders (by an affiliate of the Corporation or a third party) for cash at the Redemption Price set forth in Section 9(a)(i) or 9(a)(ii), as applicable, above corresponding to the timing of the occurrence of such Change of Control or Liquidation Event (such mandatory redemption or purchase described in this Section 9(b), as applicable, a “Mandatory Redemption”).
(c)Notice of Redemption. The Corporation shall provide notice of any redemption pursuant to this Section 9 at least three (3) days but not more than sixty (60) days prior to the redemption date, to each Holder of record of shares of Senior Preferred Stock to be redeemed at such Holder’s address appearing on the stock register of the Corporation. Each such notice shall state (i) the date fixed for such redemption, (ii) the place or places where certificates (if the shares are certificated) for the shares of Senior Preferred Stock called for redemption are to be surrendered for payment, (iii) the Redemption Price, (iv) that unless the Corporation defaults in making the redemption payment, Dividends on the shares of Senior Preferred Stock called for redemption shall cease to accrue on and after the redemption date, (v) that if fewer than all of the shares of Senior Preferred Stock owned by such Holder are then to be redeemed, the number of shares or aggregate Liquidation Preference of which are to be redeemed, and (vi)

if such notice of redemption is subject to one or more conditions, a description of such conditions.
If the notice of redemption shall have been so given and if prior to the date of redemption specified in such notice all funds necessary to pay the aggregate Redemption Price for such redemption shall have been irrevocably deposited in trust, for the account of the Holders of the shares of Senior Preferred Stock to be redeemed, with a bank, trustee or trust company named in such notice doing business in New York, New York, and having capital and surplus of at least $500,000,000, then, without awaiting the redemption date, all shares of Senior Preferred Stock with respect to which such notice shall have been so given and such deposit shall have been so made thereupon shall, notwithstanding that any certificate for shares of Senior Preferred Stock shall not have been surrendered for cancellation, be deemed no longer to be outstanding, and all rights with respect to such shares of Senior Preferred Stock forthwith upon such deposit in trust shall cease and terminate, except for the right of the Holders thereof on or after the redemption date to receive out of such deposit the applicable Redemption Price, without interest. If the Holders of any shares of Senior Preferred Stock which have been called for redemption shall not within two (2) years (or any longer period required by law) after the applicable redemption date claim any amount so deposited in trust for the redemption of such shares, then such bank or trust company shall, if permitted by applicable law, pay over to the Corporation any such unclaimed amount so deposited with it and thereupon shall be relieved of all responsibility in respect thereof; and thereafter the Holders of such shares shall, subject to applicable unclaimed property laws, look only to the Corporation for payment of the Redemption Price for such shares, without interest. Upon surrender, in accordance with such notice, of the certificates for any shares so redeemed, the applicable Redemption Price shall be paid in cash by wire transfer of immediately available funds to an account or accounts designated by such Holder. In the event that less than all of the shares of Senior Preferred Stock represented by any certificate are redeemed, a new certificate representing the unredeemed shares shall be promptly issued to the Holder thereof without cost to such Holder.
If a redemption date falls on a day that is not a Business Day, then payment of the Liquidation Preference and the aggregate accrued and unpaid Dividends payable on that date will be made on the next succeeding day which is a Business Day, and no Dividends will accrue or other payment made in respect of such delay.
Section 10.    Forced Sale Trigger. From and after the earliest of (i) October 27, 2028, (ii) 30 days after written notice from the Holders to the Corporation of a breach of Section 7(vii) hereof, which breach is not cured within such 30 day period, and (iii) the date that is 90 days following the Corporation’s failure to consummate when due a Mandatory Redemption of the Senior Preferred Stock upon the occurrence of a Change of Control or Liquidation Event (whether or not there are any profits, surplus or other funds legally available for the payment thereof or such payment is then permitted by applicable law or any instrument or agreement to which the Corporation or any of its Subsidiaries is a party) (such earliest date, the “Sale Trigger Date”), the Required Holders may deliver to the Corporation a written notice (a “Sale Demand”) requesting that the Corporation commence a process diligently and in good faith to seek to effect a Sale Event (a “Sale Process” and, the transaction resulting therefrom, a “Sale Transaction”). Upon receipt of a Sale Demand, the Corporation shall promptly engage in a Sale Process in good faith, including selecting a nationally recognized investment banking firm having experience in the industry in which the Corporation and its Subsidiaries are engaged and reasonably acceptable to the Required Holders to assist the Corporation in the Sale Process on engagement terms reasonably acceptable to the Required Holders. If the Corporation fails to promptly engage in such a Sale Process, fails to conduct such a Sale Process in good faith, fails to enter into a definitive agreement with respect to a Sale Transaction within six months of the Sale Demand or fails to consummate a Sale Transaction within twelve (12) months of the Sale Demand, then any such failure shall constitute a Preferred Event of Default and shall further constitute a “Sale Demand Default Event” and, by written notice (which notice may be given more than once) to the Corporation from the Required Holders:
(a)at the election of the Required Holders either (x) the number of directors constituting the Board shall be increased by two members and the Required Holders, voting separately and as one class, shall have the exclusive right to nominate and elect each such director to serve on the Board (each, a “Sale Demand Director” and, collectively, the “Sale Demand Directors”) at a meeting called therefor upon the occurrence of such Sale Demand Default Event and at every subsequent meeting at which the terms of office of the director so elected by the Required Holders expires and/or (y) the number of directors constituting the Board shall be increased by the number necessary to permit the Required Holders, voting separately and as one class, to nominate and elect that number of directors constituting a majority of the Board and the Required Holders shall have the exclusive right to nominate and elect such directors to serve on the Board (the “Majority Directors”) at a meeting called therefor upon the occurrence of such Sale Demand Default Event and at every subsequent meeting at which the terms of office of the director so elected by the Required Holders expires; and
(b)    the Corporation shall take all corporate action necessary and shall fully cooperate with the Holders to cause each Sale Demand Director and/or the Majority Directors, as applicable, to be nominated and reelected to the Board.
The right of the Holders voting together as a separate class to elect one or more members of the Board as set forth in this Section 10 above shall continue unless and until there is no Senior Preferred Stock outstanding. At any time after voting power to elect a director shall have become vested and be continuing in the Holders pursuant to this Section 10, or if vacancies shall exist in the offices of any director elected by the Holders, a proper officer of the Corporation may, and upon the written request of any Holder then outstanding addressed to the secretary of the Corporation shall, call a special meeting of the Holders, for the purpose of electing the director which such Holders are entitled to elect, in each case subject to applicable law. If such meeting shall not be called by a proper officer of the Corporation within fifteen (15) days after personal service of said written request upon the secretary of the Corporation, or within thirty (30) days after mailing the same within the United States of America by certified mail, addressed to the secretary of the Corporation at its principal executive offices, then any Holder may designate in writing one Holder to call such meeting at the expense of the Corporation, and such meeting may be called by the Holder so designated upon notice to the other Holders and shall be held at the place designated by such Holder. Any Holder so designated shall have, and the Corporation shall provide, access to the lists of stockholders to be called pursuant to the provisions hereof. At any meeting held for the purpose of electing directors at which the Holders shall have the right, voting together as a separate class, to elect one or more directors as aforesaid, the presence in person or by proxy of the Required Holders shall be required to constitute a quorum of the Holders. Any vacancy occurring in the office of a director elected by the Holders may be filled solely by the Holders in accordance with this Section 10.
The Board hereby designates, effective from the occurrence of a Sale Demand Trigger Event until consummation of a Sale Transaction, a special committee (the “Sale Demand

Special Committee”) to consist solely of the Sale Demand Directors or one or more Majority Directors designated by the Required Holders; provided that for so long as TCP shall continue to be the Chief Executive Officer of the Corporation and a member of the Board, TCP, or an independent director of the Board designated by him, shall be entitled to participate as a member of the Sale Demand Special Committee. At all times following the occurrence of a Sale Demand Trigger Event and until consummation of a Sale Transaction, the Sale Demand Special Committee shall have and may exercise all the powers and authority of the Board with respect to any act, decision or determination relating to or in furtherance of the consummation of a Sale Transaction (including, without limitation, the authority to exclusively initiate, investigate, negotiate, implement, direct, control, review, communicate, act upon and approve any and all matters in furtherance of a Sale Transaction); provided that the Sale Demand Special Committee shall not have the power or authority to (a) approve or adopt any action or matter expressly required by the DGCL to be submitted to the stockholders for approval or (b) adopt, amend or repeal any by-law of the Corporation. The Sale Demand Special Committee shall keep regular minutes of its meetings and report the same to the Board when required. The Sale Demand Directors or the Majority Directors, as applicable, shall have full power and authority to retain on behalf of the Sale Demand Special Committee and/or the Corporation, such legal counsel and financial, accounting, tax or other advisors as the Sale Demand Directors or Majority Directors, as applicable, deem necessary or advisable in connection with any Sale Transaction (collectively, “Sale Demand Advisors”). The Corporation shall fully cooperate (and shall cause its and its Subsidiaries’ officers and employees to fully cooperate) with the Sale Demand Special Committee in connection with any and all actions, decisions and determinations taken by the Sale Demand Special Committee in furtherance of a Sale Transaction and otherwise in accordance with this Section 10.
The Corporation shall (i) reimburse each member of the Sale Demand Special Committee for all reasonable travel and other reasonable and documented out-of-pocket expenses related to such member’s role or performance of duties contemplated by this Certificate of Designations, (ii) enter into an indemnification agreement with each Sale Demand Director and Majority Director no less favorable to such Director than the indemnification agreements then in effect between the Corporation and any other non-employee member of the Board and (iii) upon election to the Board cause each such Sale Demand Director and Majority Director to be included in all directors and officers liability insurance policies and endorsements.
The Corporation shall use reasonable best efforts to cause the Corporation and its Subsidiaries’ management to cooperate fully with (and not to impede) any such Sale Process and take such other actions as are reasonably required for the Corporation to comply with its obligations under this Section 10 with respect to any such Sale Process.
Section 11.    Written Consent. Any action as to which a class vote of the Holders is required pursuant to the terms of this Certificate of Designations or the DGCL may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by Holders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Senior Preferred Stock entitled to vote thereon were present and voted and shall be delivered to the Corporation. The Corporation will provide to each Holder a copy of or notice of each such proposed written consent not less than five (5) Business Days prior to the proposed date of effectiveness of such written consent (or will provide such copy or notice a shorter period in advance as is practicable if five (5) Business Days’ notice is not practicable), and promptly following the effectiveness of any action taken by written consent, will give written notice of such action to each Holder; provided, however, that failure to give any notice as required by this sentence shall not impair or affect the validity of such consent or action.
Section 12.    Transfer Restrictions. The shares of Senior Preferred Stock owned by any Holder shall be freely transferable upon no less than five days’ prior written notice to the Corporation (except no such notice shall be required in the case of any such transfer to any other Holder or Affiliate of a Holder), subject to compliance with applicable securities laws; provided that, to the extent that the list of Disqualified Institutions (the “DQ List”) is made available to all Holders or potential transferees, no transfer shall be made to any Person which is a Disqualified Institution; provided, further, that such restriction in the immediately preceding proviso shall not apply (x) during the occurrence and continuance of a Preferred Event of Default or a Bankruptcy Event and (y) from and after the Forced Sale Trigger Date or the occurrence of a Bankruptcy Event. The Corporation hereby agrees to provide the DQ List to any Holder or potential transferee of the Senior Preferred Stock upon request and expressly authorizes the Holders to provide the DQ List to any potential transferee.
Section 13.    Information and Inspection Rights.
(a)    The Corporation shall deliver to the Holders:
(i)    Monthly Financial Statements. As soon as available, and in any event within 30 days after the end of each month of each Fiscal Year (including the 12th month of each Fiscal Year), commencing with the first such month ending after the Initial Closing Date, the consolidated balance sheets of the Corporation and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of operations and cash flows of the Corporation and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth, in each case, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail; provided that each Holder may notify the Corporation in writing that it does not wish to receive any financial information required to be delivered pursuant to this clause (a)(i), in which case the Corporation shall not deliver any such information to such Holder unless and until such Holder notifies the Corporation in writing that it desires to receive such information;
(ii)    Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year (including the fourth Fiscal Quarter of each Fiscal Year), commencing with the Fiscal Quarter ended March 31, 2021, the consolidated balance sheets of the Corporation and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of operations and cash flows of the Corporation and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth, in each case, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto and any other operating reports prepared by management for such period;
(iii)    Annual Financial Statements. As soon as available, and in any event within 120 days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2021), (x) the consolidated balance sheets of the Corporation and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, changes in members’ equity and Cash flows of the Corporation and its Subsidiaries for such Fiscal Year, setting forth, in each case, in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (y) with respect to such consolidated financial statements a report thereon of independent certified public accountants of recognized national standing selected by the Corporation and reasonably satisfactory to the Required Holders (it being agreed that Ernst & Young LLP is reasonably satisfactory to the Required Holders), which report shall be unqualified as to “going concern” and scope of audit (other than any qualification or exception that is solely with respect to, or resulting solely from, (A) an upcoming maturity date within one year from the date of such report of any of the Obligations (as defined in the Credit Agreement as in effect on the Initial Closing Date) or (B) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Corporation and its Subsidiaries as at the dates indicated and the results of their operations and their Cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);
(iv)    Compliance Certificate. Together with each delivery of financial statements of the Corporation and its Subsidiaries pursuant to Sections 13(a)(ii) and 13(a)(iii), a duly executed and completed compliance certificate (a “Compliance Certificate”) (x) certifying on behalf of the Corporation that no Senior Officer of the Corporation has actual knowledge that a Preferred Default, Preferred Event of Default or Bankruptcy Event has occurred and is continuing or, if such known Preferred Default, Preferred Event of Default or Bankruptcy Event has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto; (y) that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such certificate or a confirmation that there is no change in such information since the later of the Initial Closing Date and the date of the last such certificate, and (z) attaching the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;
(v)    Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Corporation Financial Statements (as defined in the Purchase Agreement), the consolidated financial statements of the Corporation and its Subsidiaries delivered pursuant to Section 13(a)(ii) or 13(a)(iii)) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such Section had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to the Required Holders;
(vi)    Notice of Default or Material Adverse Effect. Promptly upon any Senior Officer of the Corporation or any of its Restricted Subsidiaries obtaining actual knowledge (A) of any condition or event that constitutes a Preferred Default, a Preferred Event of Default or that written notice thereof has been given to the Corporation or any of its Restricted Subsidiaries with respect thereto, (B) that any Person has given any written notice to the Corporation or any of its Restricted Subsidiaries or taken any other action with respect to any Bankruptcy Event, (C) of any written notice of the occurrence of an Event of Default (as defined in the Credit Agreement as in effect on the Initial Closing Date) sent or received by the Corporation or any of its Restricted Subsidiaries under the Credit Agreement or any other Indebtedness in an aggregate outstanding principal amount in excess of the greater of (x) $10,000,000 and (y) 15% of Consolidated Adjusted EBITDA for the most recently completed Test Period, (D) of any amendment or other modification to the Credit Agreement being posted to the lenders thereunder; or (E) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Preferred Default, Preferred Event of Default, Bankruptcy Event, default, event or condition, and what action the Corporation has taken, is taking and proposes to take with respect thereto;
(vii)    Notice of Litigation. Promptly upon any Senior Officer of the Corporation or any of its Restricted Subsidiaries obtaining actual knowledge of (x) the institution of, or non-frivolous written threat of, any Adverse Proceeding not previously disclosed in writing by the Corporation to the Holders, or (y) any material development in any Adverse Proceeding that, in the case of either clause (x) or (y), could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to the Corporation to enable the Holders and their counsel to evaluate such matters;
(viii)    ERISA. (i) Promptly upon a Senior Officer of the Corporatoin becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the Corporation, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Corporation, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by the Corporation, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as any Holder shall reasonably request;
(ix)    Financial Plan. As soon as practicable and in any event no later than March 1 of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year (a “Financial Plan”), including (x) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of the Corporation and its Restricted Subsidiaries for each such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, and (y) forecasted consolidated statements of income and cash flows of the Corporation and its Restricted Subsidiaries for each Fiscal Quarter of each such Fiscal Year; and
(x)    Other Information. (A) Promptly upon their becoming available, copies of (x) all material reports, notices and proxy statements sent or made available generally by the Corporation to its security holders acting in such capacity or by any Subsidiary of the Corporation to its security holders other than the Corporation or another Subsidiary, and (y) all press releases and other statements made available generally by the Corporation or any of its Subsidiaries to the public concerning material developments in the business of the Corporation or any of its Subsidiaries, and (B) promptly upon request, (x) such other information and data with respect to the Corporation or any of its Subsidiaries as from time to time may be reasonably requested by any Holder and (ii) information and documentation reasonably requested by the Holder Representative or any Holder for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws.
(b)    Inspections. The Corporation will, and will cause each of its Restricted Subsidiaries to, permit any authorized representatives designated by any Holder to visit and inspect any of the properties of the Corporation and any of its Restricted Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records and other books and records, and to discuss its and their affairs, finances and accounts with its and their officers, in each case, (x) so long as no Preferred Event of Default or Bankruptcy Event has occurred and is continuing, upon prior reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested so as not to interfere with the normal business and operations of the Corporation and its Restricted Subsidiaries; provided, however, that the Corporation shall not be obligated to pay for more than one such inspection per calendar year; and (y) after the occurrence and during the continuation of a Preferred Event of Default or a Bankruptcy Event, at all times and without advance notice (and without limitation on paid inspections). The Corporation and its Restricted Subsidiaries shall have no obligation to disclose materials (i) that constitute non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to a Holder (or any of its contractors) is prohibited by law or any binding agreement (not created in contemplation thereof), or (iii) that are protected by attorney-client privilege and materials the disclosure of which would violate confidentiality obligations of the Corporation or such Restricted Subsidiary.
(c)    Holder Calls. The Corporation will participate in a meeting of the Holders once during each Fiscal Quarter, following delivery of the quarterly financial statements pursuant to Section 13(a)(ii) (other than the fourth Fiscal Quarter) and Section 13(a)(iii), to be held by telephone conference at such time as may be agreed to by the Corporation and attending Holders.
Section 14.    Board Observer Rights. The Holders shall have the right to appoint one non-voting observer selected by the Required Holders (a “Senior Preferred Observer”) to attend all meetings of the Board, each committee thereof and each Board of Directors or equivalent governing body of each Subsidiary of the Corporation (each a “Sub Board”) and each committee thereof. The Senior Preferred Observer shall be entitled to notice of all meetings of the Board, each Sub Board and each committee and to receive all information provided to any members of the Board, each Sub Board and each committee. Notwithstanding the foregoing, the Corporation shall be entitled to excuse the Senior Preferred Observer from any portion of any meeting of its Board and/or withhold any portion of the information required to be provided in accordance with the terms of this Section 14 to the extent necessary to preserve the attorney-

client privilege related to communications between the Corporation and its legal counsel or otherwise necessary or appropriate based on the advice of the Corporation’s legal counsel. The Senior Preferred Observer shall receive reimbursement from the Corporation with respect to meetings of the Board, each Sub Board and committees thereof for reasonable out-of-pocket expenses incurred by such Senior Preferred Observer in connection with attendance as any and all meetings thereof.
Section 15.    No Conversion or Exchange Rights. The Holders shall not have any right to convert any shares of Senior Preferred Stock into, or to exchange any shares of the Senior Preferred Stock for, any other class or series of Capital Stock or obligations of the Corporation or any Subsidiary of the Corporation, and the Holders shall not have the right to require the Corporation to repurchase, redeem or otherwise acquire the Senior Preferred Stock except as set forth in Section 9(b).
Section 16.    Effect of Benchmark Transition Event.
(a)    Benchmark Replacement. If the Holder Representative in consultation with the Corporation determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Senior Preferred Stock in respect of such determination on such date and all determinations on all subsequent dates.
(b)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Holder Representative in consultation with the Corporation will have the right to make Benchmark Replacement Conforming Changes from time to time, except to the extent that such changes would increase or materially change or affect the duties, obligations or liabilities of the Holder Representative (including, without limitation, the imposition or expansion of discretionary authority), or reduce, eliminate, limit or otherwise change any right, privilege or protection of the Holder Representative, or would otherwise materially and adversely affect the Holder Representative, in each case in its reasonable judgment, without such party’s express written consent.
(c)    Decisions and Determinations. Any determination, decision or election that may be made by the Holder Representative pursuant to this Section 16, including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, will be made in the sole discretion of the Holder Representative, and, notwithstanding anything to the contrary in the documentation relating to the Senior Preferred Stock, shall become effective without consent from any other party. The Holder Representative will have no liability for any determination made by or on behalf of the Holder Representative in connection with a Benchmark Transition Event or a Benchmark Replacement.
Section 17.    Additional Definitions. For purposes of this Certificate of Designations, the following terms shall have the following meanings:
“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of, or against, the Corporation or any of its Subsidiaries) at law or in

equity, or before or by any Governmental Authority, domestic or foreign, whether pending or, to the knowledge of a Senior Officer of the Corporation or any of its Subsidiaries, threatened in writing against the Corporation or any of its Subsidiaries or any property of the Corporation or any of its Subsidiaries.
“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under Common Control with, that Person.
“Anti-Corruption Laws” means, collectively, all laws, rules, and regulations of any jurisdiction applicable to the Corporation or its Subsidiaries from time to time concerning or relating to bribery or corruption (including the FCPA).
“Anti-Terrorism Laws” means all applicable Sanctions and all applicable laws relating to anti-money laundering and counter-terrorism including, without limitation, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, the laws and regulations administered by OFAC, the Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330), the Money Laundering Control Act (18 U.S.C. §§1956-1957 and 1960) and the International Emergency Economic Powers Act (50 U.S.C. §§1701-1707).
“Applicable Margin” means the sum of (i) 12.0% per annum, plus (ii) from and after the first day of the first Dividend Period commencing after the fifth anniversary of the Initial Closing Date, an additional 1.0% per annum, plus (iii) from and after the first day of the first Dividend Period commencing after the sixth anniversary of the Initial Closing Date, an additional 2.5% per annum, plus (iv) from and after the first day of the second Dividend Period commencing after the sixth anniversary of the Initial Closing Date, an additional 1.0% per annum, plus (v) from and after the first day of each subsequent Dividend Period, an additional 1.0% per annum.
“Ares Holders” means the Holders that are “Investors” as set forth in the Purchase Agreement as of the date hereof and any other Holders that are investment vehicles, affiliates, funds, investors, entities or accounts that are managed, sponsored, administered or advised by Ares Management LLC to whom shares of Senior Preferred Stock were transferred in accordance with this Certificate of Designations.
“Asset Sale” means a sale, lease or sub-lease (as lessor or sub-lessor), sale and leaseback transaction, assignment, conveyance, transfer, exclusive license or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of the Corporation’s or any of its Restricted Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including the Capital Stock of the Corporation, other than, solely in the case of Section 7(xv), (i) inventory (or other assets) sold, licensed (on a non-exclusive basis) or leased in the ordinary course of business, (ii) equipment or other assets sold, replaced, abandoned, leased or otherwise disposed of that are obsolete, worn-out or are no longer used or useful in the business of the Corporation or any of its Subsidiaries, (iii) dispositions, by means of trade-in, of equipment used in the ordinary course of business, so long as such equipment is replaced, substantially concurrently, by like-kind equipment, (iv) the use, transfer or other disposition of Cash and Cash Equivalents in a manner that is not prohibited by the terms of this Certificate of Designations or any other Preferred Equity Document, (v) licensing, on a non-exclusive basis, of patents, trademarks, copyrights and other intellectual property rights in the ordinary course of business, (vi) the creation of a Lien and (vii) Investments made in accordance with Section 7(xiii) (other than Section 7(xiii)(14)). For purposes of clarification, “Asset Sale” shall include (x) the sale or other disposition (other than Investments made in accordance with Section 7(xiii)(14) (other than Section 7(xiii)(14)) of any contracts, (y) any sale or other disposition of Merchant Agreements (as defined in the Credit Agreement as in effect on the Initial Closing Date) and/or Merchant Accounts (as defined in the Credit Agreement as in effect on the Initial Closing Date) (or any rights thereto (including any rights to any residual payment stream with respect thereto)) (other than Investments made in accordance with Section 7(xiii)(14) (other than Section 7(xiii)(14)) by the Corporation and (z) any sale or other disposition of Permitted ISO Loans (as defined in the Credit Agreement as in effect on the Initial Closing Date) (or any rights thereto (including any rights to any payment stream with respect thereto)) or Permitted Joint Venture Investments (as defined in the Credit Agreement as in effect on the Initial Closing Date) (other than Investments made in accordance with Section 7(xiii)(14) (other than Section 7(xiii)(14)) by any Restricted Subsidiary of the Corporation.
“Authorized Officer” means, as applied to any Person (other than a natural person), any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer, treasurer, secretary or other officer expressly authorized by a resolution or written consent (delivered to the Holders) to represent such Person in such capacity and such Authorized Officer shall conclusively presume to have acted on behalf of such Person.
“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. §§ 101 et seq.).
“Bankruptcy Event” means:
(a)    (i) a court of competent jurisdiction shall enter a decree or order for relief in respect of the Corporation or any of its Restricted Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed, or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against the Corporation or any of its Restricted Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Corporation or any of its Restricted Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer of the Corporation or any of its Restricted Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Corporation or any of its Restricted Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or
(b)    (i) the Corporation or any of its Restricted Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Corporation or any of its Restricted Subsidiaries shall make any assignment for the benefit of creditors; or (ii) the Corporation or any of its Restricted Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board or the Board of Directors (or similar governing body) of any of its Restricted Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in clause (a) above.
“Benchmark” means, initially, the Three-Month LIBOR Rate; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Three-Month LIBOR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement; provided, further, that notwithstanding anything to the contrary, in no event shall the Benchmark be less than 1.00% per annum.
“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if the Holder Representative in consultation with the Corporation cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date, then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Holder Representative in consultation with the Corporation as of the Benchmark Replacement Date:
(1)    the sum of: (a) Term SOFR and (b) the Benchmark Replacement Adjustment;
(2)    the sum of: (a) Compounded SOFR and (b) the Benchmark Replacement Adjustment;
(3)    the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;
(4)    the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; and
(5)    the sum of: (a) the alternate rate of interest that has been selected by the Holder Representative in consultation with the Corporation as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.
“Benchmark Replacement Adjustments” means the first alternative set forth in the order below that can be determined by the Holder Representative in consultation with the Corporation as of the Benchmark Replacement Date:
(1)    the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;
(2)    if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment;
(3)    the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Holder Representative in consultation with the Corporation giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate notes at such time.
The Benchmark Replacement Adjustment shall not include the Applicable Margin specified herein and such Applicable Margin shall be applied to the Benchmark Replacement to determine the Dividend Rate payable on the Senior Preferred Stock.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Dividend Period,” timing and frequency of determining rates and making payments of Dividends, rounding of amounts or tenor, and other administrative matters) that the Holder Representative in consultation with the Corporation decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Holder Representative in consultation with the Corporation decides that adoption of any portion of such market practice is not administratively feasible or if the Holder Representative in consultation with the Corporation determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Holder Representative in consultation with the Corporation determines is reasonably necessary).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then- current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.
“Board” has the meaning set forth in the introductory paragraph of this Certificate of Designations.
“Board of Directors” means: (1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (2) with respect to a partnership, the board of directors of the general partner of the partnership; (3) with respect to a limited liability company, the board of managers (if any) or the managing member or members or any controlling committee of managing members thereof; and (4) with respect to any other Person, the board or committee of such Person serving a similar function.
“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York on which banking institutions located in the State of New York are authorized or required by law or other governmental action to close.
“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person (i) as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person or (ii) as lessee which is a transaction of a type commonly known as a “synthetic lease” (i.e., a transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for U.S. federal income tax purposes); provided, that any leases that were not capital leases when entered into but are re-characterized as capital leases due to a change in GAAP after the Initial Closing Date shall for all purposes of this Certificate of Designations not be treated as “Capital Leases.”
“Capital Stock” means: (a) in the case of a corporation, corporate stock, and (b) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests, and including any debt securities convertible into or warrants, options or rights to acquire Capital Stock, whether or not such debt securities, warrants, options or rights include any right of participation with Capital Stock.
“Cash” means money, currency or a credit balance in any demand or deposit account, in each case, determined in accordance with GAAP.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States government, or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States government, in each case, maturing within one (1) year after such date; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case, maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s (or, if at any time either S&P or Moody’s are not rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (iii) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s (or, if at any time either S&P or Moody’s are not rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (iv) certificates of deposit or bankers’ acceptances maturing within one (1) year after such date and issued or accepted by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator), and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has, at the time of the acquisition thereof, the highest rating obtainable from either S&P or Moody’s (or, if at any time either S&P or Moody’s are not rating such funds, an equivalent rating from another nationally recognized statistical rating agency); and (vi) fully collateralized repurchase obligations with a term of not more than ninety (90) days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above.
“Cause” means (a) TCP’s conviction of, entry into any plea agreement (or material modification of any such agreement that is adverse to TCP) regarding, or plea of nolo contendre to, any felony or any other crime involving moral turpitude or the personal financial enrichment of TCP at the expense of the Corporation or any of its Subsidiaries or (b) a Cause Determination to the effect that TCP has willfully neglected, engaged in willful misconduct in the performance of, or otherwise willfully failed or refused to perform any of his duties or responsibilities to the Corporation or any of its Subsidiaries or willfully violated any of the Corporation’s policies or its code of conduct, in each case in a manner that is materially and demonstrably injurious to the Corporation and its Subsidiaries, as a whole.
“Cause Determination” means a determination in good faith, as evidenced by the adoption of a resolution duly adopted by the vote of either the Board or, at the request of the Required Holders, a committee thereof comprised exclusively of disinterested directors (for the avoidance of doubt, any director related to TCP by blood or marriage shall be deemed not to be a disinterested director for purposes of this definition) (the Board or such committee, as applicable, the “Determining Body”) at a meeting of the Determining Body called and held (after reasonable notice is provided to TCP and TCP is given an opportunity, together with counsel for TCP, to be heard before the Determining Body) for the purpose of determining whether TCP is guilty of the conduct described in clause (b) of the definition of “Cause,” which determination shall be binding and conclusive, to the effect that any of the events or circumstances described in clause (b) of the definition of “Cause” (each, a “Cause Determination Event”), (i) finding that, in the good faith opinion of the Determining Board, TCP is guilty of the Cause Determination Event and (ii) specifying the particulars of such Cause Determination Event in reasonable detail. Promptly (and in any event no more than five (5) days) following any Board member or senior management of the Corporation becoming aware, or the Required Holders having provided the Determining Body with reasonably-detailed notice of their reasonable belief, that a Cause Determination Event has or may have occurred, the Determining Body shall commence an investigation into, and promptly (but in no event more than 60 days) thereafter reach a conclusion regarding, whether such alleged Cause Determination Event has occurred and shall immediately report such conclusion to the Holders.
“Certificate of Designations” means this certificate of designations for the Senior Preferred Stock, as such shall be amended, amended and restated or otherwise modified from time to time.
“Change of Control” means:
a.(i)    any failure by the Controlling Stockholders to own a majority of the voting and economic power of the Common Stock, for any reason other than as a result of one or more Permitted Acquisitions by the Corporation or its Subsidiaries whereby Common Stock is issued as consideration in connection therewith; provided that, after giving effect to such Permitted Acquisition, no other stockholder of the Corporation (together with its Affiliates and any other stockholders of the Corporation that are part of the same “group” (as defined in Sections 13(d) and 14(d) of the Exchange Act), not including any shares held by the Controlling Stockholders and their Affiliates) holds a greater percentage of the Common Stock than the Controlling Stockholders,
b.(ii)    the removal of TCP from the position of Chief Executive Officer of the Corporation by the Board or any event or circumstance with respect to TCP that constitutes Cause, unless, in either case, a successor Chief Executive Officer of the Corporation reasonably satisfactory to the Required Holders is appointed within 90 days after (x) in the case of an event or circumstance that constitutes Cause pursuant to clause (b) of the definition thereof, the date of the related Cause Determination or (y) in all other cases, the date of such removal or event or circumstance that constitutes Cause, or
c.(iii)    any “Change of Control” (as defined in the Credit Agreement) shall occur.
“Common Stock” means the shares of common stock, par value $0.001 per share, of the Corporation.
“Compliance Certificate” “has the meaning set forth in Section 13(a)(iv).
“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which, for example, may be compounded in arrears with a lookback and/or suspension period as a mechanism to determine the amount of accrued Dividends prior to the end of each Dividend Period or compounded in advance) being established by the Holder Representative in consultation with the Corporation in accordance with:
(1)    the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining Compounded SOFR; provided that:

(2)    if, and to the extent that, the Holder Representative in consultation with the Corporation determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Holder Representative in consultation with the Corporation giving due consideration to any industry-accepted market practice for U.S. dollar denominated floating rate notes at such time.
For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment and the Applicable Margin specified herein.
1.“Consolidated Adjusted EBITDA” means, for any period, an amount determined for the Corporation and its Restricted Subsidiaries (or, when reference is made to another Person, for such other Person and its Subsidiaries) on a consolidated basis equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, plus, except with respect to clauses (n) and (r) below, to the extent reducing (and not added back to or excluded from) Consolidated Net Income, the sum of, without duplication:
2.(b)    Consolidated Interest Expense, plus
3.(c)    provisions for taxes based on income of the Corporation and its Restricted Subsidiaries, plus
4.(d)    total depreciation expense, and amortization expense and impairment charges (including amortization of intangible assets (including goodwill), amortization of deferred financing fees or costs) of the Corporation and its Restricted Subsidiaries, plus
5.(e)     [reserved]; plus
6.(f)    other non-Cash items (including non-Cash charges, costs, expenses and losses) reducing Consolidated Net Income (excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period or write-off or write-down or reserves with respect to current assets), plus
7.(g)    any net loss from discontinued operations and any net after-tax loss on disposal of discontinued operations, plus
8.(h)     other accruals, payments and expenses (including legal fees, costs and expenses), or any amortization thereof, related to the transactions contemplated by the Preferred Equity Documents or the Credit Agreement (including all Transaction Costs), any Permitted Acquisitions, Asset Sales, Investments, Restricted Payments, Restricted Debt Payments, issuances of Indebtedness or Capital Stock permitted under the Preferred Equity Documents or repayment of debt, refinancing transactions or any amendments or other modifications of any Indebtedness, in each case, to the extent such amounts are actually paid in Cash during such period (including, for the avoidance of doubt, any such transaction consummated on the Initial Closing Date and any such transaction proposed or undertaken but not completed), plus
9.(i)     any reasonably documented restructuring and integration costs reasonably attributable to the Merger Agreement, any Permitted Acquisition, any Investment or any Asset Sale permitted under the Preferred Equity Documents that are (i) related to the closure, integration and/or consolidation of information technology or facilities, employee termination, or moving or relocating assets, (ii) related to the discontinuance of any portion of operations acquired in a Permitted Acquisition to the extent such discontinuance is initiated within twelve (12) months of, and the costs thereof incurred no later than eighteen (18) months of, the consummation of such Permitted Acquisition, (iii) related to recruitment, retention, relocation and severance as set forth in the Model and lender presentation or (iv) otherwise approved by the Required Holders in their sole discretion, in each case, to the extent such amounts are actually paid in Cash during such period (including, for the avoidance of doubt, any such transaction consummated on the Initial Closing Date and any such transaction proposed or undertaken but not completed); provided that any adjustments or addbacks under this clause (i) in any period of four consecutive Fiscal Quarters, shall not, together with the adjustments and addbacks pursuant to clause (r) below, exceed 25% of Consolidated Adjusted EBITDA (determined before giving effect to such adjustments and addbacks), plus
10.(j)    (i) non-Cash charges relating to employee benefit or other management compensation plans of any direct or indirect parent of the Corporation or any of its Restricted Subsidiaries or (ii) any non-Cash compensation charge and other non-Cash expenses or charges arising from any grant, issuance or repricing of stock appreciation or similar rights, stock, stock options, restricted stock or other equity based awards of any direct or indirect parent of the Corporation or any of its Restricted Subsidiaries, in each case, excluding any non-Cash charge to the extent that it represents an accrual of or reserve for Cash expenses in any future period or amortization of a prepaid Cash expense incurred in a prior period, plus
11.(k)     any non-recurring or unusual costs, expenses or charges actually paid in Cash during such period, plus
12.(l)     [reserved], plus
13.(m)     legal fees and expenses (excluding any judgments) actually paid in Cash during such period in connection with litigation involving the Corporation and its Restricted Subsidiaries; provided that any adjustments or addbacks under this clause (m) in any period of four consecutive Fiscal Quarters, shall not exceed $3,000,000; plus
14.(n)     to the extent not already included in the Consolidated Net Income of the Corporation and its Restricted Subsidiaries, any claim for business interruption insurance for a loss occurring during such period to the extent (x) the proceeds of such insurance are actually received during such period or (y) the applicable insurance carrier has not denied coverage of such claim in writing and such loss is in fact reimbursed within 365 days of the date of such loss (with a deduction in the immediately succeeding period for any amount so added back to the extent not so reimbursed within such 365 days), plus
15.(o)     Cash expenses of the Corporation and/or its Restricted Subsidiaries incurred during such period to the extent reimbursed in Cash by any Person (other than Corporation and/or its Restricted Subsidiaries or any owners, directly or indirectly, of Capital Stock therein) during such period pursuant to indemnification or other reimbursement provisions in favor of Corporation and/or its Restricted Subsidiaries in connection with any Investment permitted under the Preferred Equity Documents, any Permitted Acquisition or any Asset Sale permitted under the Preferred Equity Documents, plus
16.(p)     net realized losses relating to mark-to-market of amounts denominated in foreign currencies resulting from the application of FASB ASC 830, plus
17.(q)     the amount of any expense or reduction of Consolidated Net Income consisting of Restricted Subsidiary income attributable to minority interests or non-controlling interests of third parties in any non-wholly-owned Restricted Subsidiary, minus the amount of dividends or distributions that are paid in Cash by such non-wholly-owned Restricted Subsidiary to such third party, plus
18.(r)     (x) the amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies related to the Transactions that are reasonably identifiable, factually supportable and reasonably anticipated by the Corporation in good faith to be realized within eighteen (18) months of the Initial Closing Date (which will be added to Consolidated Adjusted EBITDA as so projected until fully realized and calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period) and (y) the amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies resulting from or related to Permitted Acquisitions (including, for the avoidance of doubt, acquisitions occurring prior to the Initial Closing Date), asset sales, divestitures, restructurings, cost savings initiatives and other similar initiatives, operational changes, and actions that are projected by the Corporation in good faith to be reasonably anticipated to be realized within eighteen (18) months of the date of the consummation of such transaction or implementation of such restructuring or initiative (which will be added to Consolidated Adjusted EBITDA as so projected until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements, operational changes and initiatives and synergies had been realized on the first day of such period), in the case of the preceding clauses (x) and (y), net of the amount of actual benefits realized during such period from such actions; provided that (A) any adjustments or addbacks under this clause (r) in any period of four consecutive Fiscal Quarters, shall not, together with the adjustments and addbacks pursuant to clause (i) above, exceed 25% of Consolidated Adjusted EBITDA (determined before giving effect to such adjustments), (B) no amounts shall be added to the extent duplicative of any amounts that are otherwise added back in computing Consolidated Adjusted EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period and (C) such adjustments shall be specified in detail in the relevant Compliance Certificate, financial statement or other document provided to any Holder in connection herewith, plus
19.(s)     Cash receipts (or any netting arrangements resulting in reduced Cash expenditures) not representing Consolidated Adjusted EBITDA or Consolidated Net Income in any period to the extent non-Cash gains relating to such income were deducted in the calculation of Consolidated Adjusted EBITDA pursuant to clause (ii)(a) below for any previous period and not added back, plus
20.(t)     non-Cash charges relating to straight rent in accordance with GAAP, plus
21.(u)     any cash or non-cash charge, expense or loss with respect to earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments, in each case in connection with Permitted Acquisitions and Investments, to the extent actually paid and expensed, plus
22.(v)     any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any Asset Sale permitted under the Preferred Equity Documents, to the extent actually reimbursed, or, so long as the applicable insurance carrier has not denied coverage of such expenses, charges or losses and that and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction in the immediately succeeding period for any amount so added back to the extent not so reimbursed within such 365 days), plus
23.(w)     fees and expenses incurred in connection with the consummation of the Transactions and paid on the Initial Closing Date (or within sixty (60) days of the Initial Closing Date),
24.minus (ii) the sum, without duplication of the amounts for such period and to the extent included in arriving at such Consolidated Net Income, of
25.(a)    other non-Cash items increasing Consolidated Net Income for such period (excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash items that reduced Consolidated Adjusted EBITDA in any prior period), plus

26.(b)    the amount of any minority interest income consisting of Restricted Subsidiary losses attributable to minority interests or non-controlling interests of third parties in any non-wholly-owned Restricted Subsidiary, plus
27.(c)    any net gain from discontinued operations and any net after-tax gain on disposal of discontinued operations, plus
28.(d)    capitalized customer acquisition costs (excluding Permitted Acquisitions and Permitted Joint Venture Investments (as defined in the Credit Agreement as in effect on the Initial Closing Date)), plus
29.(e)    federal, state, local and foreign income tax credits and reimbursements received by the Corporation or any of its Restricted Subsidiaries during such period, plus
30.(f)    all gains (whether Cash or non-Cash) resulting from the early termination or extinguishment of Indebtedness, plus
31.(g)    the excess of actual Cash rent paid over rent expense during such period due to the use of straight line rent for GAAP purposes, plus
32.(h)    net realized gains relating to mark-to-market of amounts denominated in foreign currencies resulting from the application of FASB ASC 830.
33.Notwithstanding anything to the contrary contained herein, for the purposes of determining Consolidated Adjusted EBITDA under this Certificate of Designations for any period that includes the Fiscal Quarters ended March 31, 2020, June 30, 2020, September 30, 2020 and December 31, 2020, (i) Consolidated Adjusted EBITDA of the Corporation and its Restricted Subsidiaries shall be deemed to be for each such Fiscal Quarter $14,149,953.81, $14,448,764.97, $18,046,757.57 and $18,877,237.76, respectively and (ii) Consolidated Adjusted EBITDA of Target and its Restricted Subsidiaries shall be deemed to be for each such Fiscal Quarter $8,612,594.21, $14,980,518.96, $15,247,330.49 and $15,037,189.79, respectively; provided that to the extent that any unaudited quarterly consolidated financial statements for Target have been delivered by the Corporation to the Holders pursuant to Section 5.2(d)(i) of the Purchase Agreement prior to the Acquisition Closing Date (as defined in the Purchase Agreement), the Corporation shall provide the Holders with the Consolidated Adjusted EBITDA of the Target for each such Fiscal Quarter, together with a reasonably detailed calculation thereof, which amounts and calculations shall be reasonably satisfactory to the Holders, and such amounts shall be deemed to be Consolidated Adjusted EBITDA of the Target for such Fiscal Quarters and included in all pro forma calculations of Consolidated Adjusted EBITDA of the Corporation for all purposes of the Preferred Equity Documents.
34.“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of the Corporation and its Restricted Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment or which should otherwise be capitalized” or similar items reflected in the consolidated statement of Cash flows of the Corporation and its Restricted Subsidiaries; provided that “Consolidated Capital Expenditures” shall not include (i) any expenditures made with Net Asset Sale Proceeds (as defined in the Credit Agreement as in effect on the Initial Closing Date) to the extent reinvested in accordance with Section 2.13(a) of the Credit Agreement (as in effect on the Initial Closing Date) (or, to the extent not required to be reinvested in accordance with Section 2.13(a) of the Credit Agreement (as in effect on the Initial Closing Date), to the extent used to acquire, replace, repair or restore properties or assets used or useful in the business of the Corporation) or Net Insurance/Condemnation Proceeds (as defined in the Credit Agreement as in effect on the Initial Closing Date) to the extent reinvested in accordance with Section 2.13(b) of the Credit Agreement (as in effect on the Initial Closing Date), (ii) the purchase price of assets purchased in any Permitted Acquisition, (iii) any expenditures made to the extent that they are financed with the proceeds of the Permitted Stock Issuances, (iv) any expenditures made to the extent that they are made by the Corporation or any of its Restricted Subsidiaries to effect leasehold improvements to any property leased by such Person as lessee, to the extent that such expenses have been actually reimbursed in Cash by the landlord that is not the Corporation or an Affiliate of the Corporation, (v) any expenditures to the extent that they are actually paid for by a third party (excluding the Corporation or any Affiliate of the Corporation) and for which the Corporation has not provided or is not required to provide or incur, directly or indirectly, any consideration or monetary obligation to such third party or any other Person (whether before, during or after such period), (vi) property, plant and equipment taken in settlement of accounts in the ordinary course of business, and (vii) the purchase price of equipment purchased during such period to the extent the consideration paid therefor consists solely of any combination of (a) used or surplus equipment traded in at the time of such purchase, and (b) the proceeds of a concurrent sale of used or surplus equipment, in the case of clauses (a) and (b), to the extent such trade-in or sale is permitted by the Preferred Equity Documents.
35.“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest including paid-in-kind amounts) of the Corporation and its Restricted Subsidiaries on a consolidated basis for such period, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements and amortization or write off of deferred financing fees, debt issuance costs, debt discount or premium, commissions, fees and expenses, including commitment, letter of credit and administrative fees and charges with respect to the credit facilities provided for under the Credit Agreement and with respect to other Indebtedness permitted to be incurred under the Preferred Equity Documents.
36.“Consolidated Net Income” means, for any period, (i) the net income (or loss) of the Corporation and its Restricted Subsidiaries (or, when reference is made to another Person, for such other Person and its Subsidiaries) on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) the sum of, without duplication, (a) the income (or loss) of any Person (other than a Restricted Subsidiary) (x) in which any other Person (other than the Corporation) has a joint interest or (y) that is an Unrestricted Subsidiary, except to the extent of the amount of any dividends or other distributions actually paid in Cash or Cash Equivalents (or to the extent subsequently converted into Cash or Cash Equivalents) to the Corporation and its Restricted Subsidiaries by such Person during such period, plus (b) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Corporation or is merged into or consolidated with the Corporation or any of its Restricted Subsidiaries or that Person’s assets are acquired by the Corporation or any of its Restricted Subsidiaries (except to the extent required for any calculation of Consolidated Adjusted EBITDA on a Pro Forma Basis in accordance with Section 18(g)), plus (c) the income of any Restricted Subsidiary of the Corporation to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its Organizational Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, plus (d) any gains or losses, together with any related provision for taxes on such gain (or loss), realized in connection with any Asset Sales or other disposition or abandonment and any reserves relating thereto, in each case, not in the ordinary course of business, plus (e) any net unrealized gain (loss) (after any offset) resulting during such period from obligations under any Interest Rate Agreement or other derivative instruments as determined in accordance with GAAP and the application of Statement of Financial Accounting Standards No. 133, plus (f) to the extent not included in clauses (a) through (e) above, any net extraordinary gains or net extraordinary losses for such period, plus (g) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income.
37.There shall be excluded from Consolidated Net Income for any period, the purchase accounting effects of adjustments in component amounts required or permitted by GAAP (including the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) and related authoritative pronouncements (including the effects of such adjustments pushed down to the Corporation and the Restricted Subsidiaries), as a result of the Transactions, any acquisition constituting an Investment permitted under the Preferred Equity Documents consummated prior to or after the Initial Closing Date, or the amortization or write-off of any amounts thereof. For the avoidance of doubt, Consolidated Net Income shall be calculated, including pro forma adjustments, in accordance with Section 18(g).
“Consolidated Total Debt” means, as at any date of determination, the aggregate principal amount of all Indebtedness for Borrowed Money and Disqualified Capital Stock (other than Disqualified Capital Stock of a Restricted Subsidiary of the Corporation held by the Corporation or a wholly-owned Restricted Subsidiary of the Corporation) of the Corporation and its Restricted Subsidiaries outstanding on such date; provided that “Consolidated Total Debt” (x) shall be calculated based on the initial stated principal amount (or liquidation preference, as the case may be) without giving effect to any discounts and (y) shall not include letters of credit, bankers’ acceptances or bank guarantees except to the extent of drawn and unreimbursed amounts thereunder.
“Control” (including, with correlative meanings, the terms “Controlling,” “Controlled by” and “under Common Control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.
“Controlling Stockholders” means any of TCP, the Thomas C. Priore 2019 GRAT and the Thomas C. Priore Irrevocable Insurance Trust U/A/D 1/8/2010.
38.“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding Business Day adjustment) as the applicable tenor for the then-current Benchmark.
39.“Credit Agreement” means the Credit and Guaranty Agreement, dated as of April 27, 2021, among Holdings, the other borrowers party thereto from time to time, the guarantors party thereto from time to time, Truist Bank, as administrative agent, collateral agent, an issuing bank and swing line lender, and the lenders party thereto from time to time, as amended, modified or otherwise supplemented from time to time, and (ii) any other debt facilities, indentures or other arrangements with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes or other indebtedness, that restates or replaces any of the foregoing, in each case as further amended or otherwise modified or replaced from time to time (whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the original facilities or credit agreements or one or more other facilities credit agreements or other agreements, indentures, financing agreements or otherwise).
40.“Delayed Draw Term Loans” has the meaning assigned to such term in the Credit Agreement (as in effect on the Initial Closing Date).
41.“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security or any other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for a Permitted Stock Issuance), pursuant to a sinking fund obligation or otherwise (except as a result of a customarily defined change of control or asset sale and only so long as any rights of the holders thereof after such change of control or asset sale shall be subject to the prior redemption or repayment in full of the Senior Preferred Stock (other than (i) unasserted contingent indemnification or reimbursement obligations not yet due and (ii) obligations under cash management agreements or obligations under Interest Rate Agreements) that are accrued and payable, the cancellation, expiration, replacement, backstopping or cash collateralization of all outstanding letters of credit reasonably satisfactory to the applicable issuing banks and the termination of the Revolving Commitments), (b) provides for scheduled payments of dividends in Cash, (c) is redeemable at the option of the holder thereof (other than solely for a Permitted Stock Issuance), in whole or in part, (d) is secured by any assets of the Corporation or its Subsidiaries or (e) is or becomes convertible into or exchangeable for Indebtedness or any other Disqualified Capital Stock, in whole or in part, in each case, on or prior to the date that is ninety-one (91) days after October 27, 2028.
42.“Disqualified Institutions” means (i) those investment funds, financial institutions and other investors, in each case separately identified by name in writing to the

Investors by the Corporation prior to March 5, 2021, (ii) competitors that, directly or through a controlled Affiliate or Subsidiary or portfolio company, are engaged in the same or substantially similar line of business as the Corporation or its Subsidiaries or the Target and its Subsidiaries and identified by name in writing by the Corporation to the Holders from time to time (which list of competitors may be supplemented by the Corporation after the Initial Closing Date by means of a written notice to the Holders) or (iii) in the case of each of clauses (i) and (ii), any of their Affiliates that are either (a) identified in writing by the Corporation from time to time to the Holders or (b) clearly identifiable solely on the basis of the similarity of such Affiliate’s name; provided that (x) Disqualified Institutions referenced in clauses (ii) and (iii) (as clause (iii) pertains to clause (ii)) above shall not include a bona fide debt fund, investment vehicle, regulated bank entity or unregulated lending entity that is engaged in, or that advises funds or investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, debt securities, preferred stock and similar extensions of credit or securities in the ordinary course of business which is managed, sponsored or advised by any Person controlling, controlled by or under common control with any competitor of the Corporation, the Target and the Corporation’s and Target’s respective Subsidiaries or any Affiliate of such competitor, but with respect to which no personnel involved with any investment in such Person (other than a limited number of senior employees in connection with internal legal, compliance, risk management or credit practices) directly or indirectly makes, has the right to make or participates with others in making any investment decisions with respect to such debt fund, investment vehicle, regulated bank entity or unregulated lending entity and (y) any supplementations shall not apply retroactively to disqualify any parties that have previously acquired an assignment of the Senior Preferred Stock.
43.“DGCL” means the Delaware General Corporation Law.
44.“Dollar” and “$” mean lawful money of the United States.
45.“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, the Corporation, any of its Subsidiaries or any of their respective ERISA Affiliates.
46.“ERISA” means the Employee Retirement Income Security Act of 1974, including any regulations promulgated thereunder.
47.“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under Common Control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of the Corporation or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of the Corporation or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Corporation or such Subsidiary and with respect to liabilities arising after such period for which the Corporation or such Subsidiary could be liable under the Internal Revenue Code or ERISA.
48.“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirtyday notice to the PBGC has been waived by regulation); (ii) the failure to meet all applicable requirements under the Pension Funding Rules or the filing of an application for the waiver of the minimum funding standards under the Pension Funding Rules with respect to any Pension Plan ; (iii) the failure to make any required contribution to any Pension Plan or Multiemployer Plan when due; (iv) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA; (v) the withdrawal by the Corporation, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Corporation, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA, or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (vi) the institution by the PBGC of proceedings to terminate any Pension Plan or Multiemployer Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (vii) the imposition of liability on the Corporation, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Title IV of ERISA or Chapter 43 of the Internal Revenue Code, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; (viii) the withdrawal of the Corporation, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan; (ix) notification of the Corporation, any of its Subsidiaries or any of their respective ERISA Affiliates concerning the imposition of withdrawal liability with respect to any Multiemployer Plan or notification that a Multiemployer Plan is insolvent within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA,; (x) the occurrence of an act or omission which could give rise to the imposition on the Corporation, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (xi) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against the Corporation, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (xii) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (xiii) a Pension Plan is in “at risk” status within the meaning of Code Section 430(i); or (xiv) the imposition of a Lien pursuant to Section 412 or 430(k) of the Internal Revenue Code or pursuant to Section 303 or 4068 of ERISA. Notwithstanding any provision of this Certificate of Designations to the contrary, “ERISA Event” shall not include the termination of the “defined benefit pension plan” (within the meaning of Section 3(35) of ERISA) sponsored by Target in accordance with the requirements of the terms and conditions of the Merger Agreement (as defined in the Purchase Agreement).
49.“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
50.“FCPA” means the United States Foreign Corrupt Practices Act of 1977.
51.“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of the Corporation that such financial statements fairly present, in all material respects, the financial condition of the Corporation and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and, with respect to unaudited financial statements, the absence of footnotes.
“Financial Plan” has the meaning set forth in Section 13(a)(ix).
“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
“Fiscal Year” means the fiscal year of the Corporation and its Restricted Subsidiaries ending on December 31 of each calendar year.
“Fixed Amounts” has the meaning set forth in Section 18(j)(ii).
“Foreign Official” means a Person acting in an official capacity for or on behalf of any Governmental Authority (other than a Governmental Authority of the United States, any state thereof or the District of Columbia).
“GAAP” means, subject to the limitations on the application thereof set forth in Section 18(a), United States generally accepted accounting principles in effect as of the date of determination thereof.
“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government (including, NAIC and any supra-national bodies such as the European Union or the European Central Bank), any court or any central bank, in each case, whether associated with a state of the United States, the United States, or a foreign entity or government.
“Guarantee” means, as to any Person, without duplication, any obligation, contingent or otherwise of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such

Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment or performance or such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonable anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Holder Representative” means Ares Capital Corporation or any other Holder or Affiliate of a Holder to whom Ares Capital Corporation assigns its rights and obligations as “Holder Representative” hereunder.
“Holders” means the holders of outstanding Senior Preferred Stock as they appear in the records of the Corporation.
“Holdings” means Priority Holdings, LLC, a Delaware limited liability company.
“Incurrence Based Amounts” has the meaning set forth in Section 18(j)(ii).
“Indebtedness” means, as applied to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (i) all indebtedness for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA and any current trade accounts payable incurred in the ordinary course of business), which purchase price is (a) due more than six (6) months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned, held or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings) regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit issued (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) any Guarantee by such Person of the Indebtedness of another Person; (viii) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement, whether entered into for hedging or speculative purposes; and (ix) all obligations of such Person in respect of Disqualified Capital Stock. For purposes of this definition, (A) the amount of any Indebtedness described in clause (v) above for which recourse is limited to certain property of such Person shall be the lesser of the amount of the obligation and the fair market value of the property securing such obligation, (B) the principal amount of the Indebtedness under any Interest Rate Agreement at any time shall be equal to the Swap Termination Value (as defined in the Credit Agreement as in effect on the Initial Closing Date) and (C) the amount of any Indebtedness issued at a discount to the initial principal amount shall be calculated based on the initial stated principal amount thereof without giving effect to any such discount.
“Indebtedness for Borrowed Money” means, with respect any Person on a consolidated basis at any date, without duplication, all Indebtedness of such Person and its Restricted Subsidiaries comprising (i) liabilities, contingent or otherwise, of such Person for borrowed money, (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) finance lease obligations or purchase money indebtedness, (iv) earn-out obligations payable in cash that are shown as liabilities on the balance sheet of such Person in accordance with GAAP, (v) any seller notes, and (vi) any guarantees of any of the foregoing.
“Initial Closing Date” means April 27, 2021.
“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement, each of which is (i) for the purpose of hedging the interest rate exposure associated with Borrowers’ and their Restricted Subsidiaries’ operations and (ii) not for speculative purposes.
“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.
52.“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.
53.“Investment” means as to any Person, any direct or indirect acquisition or investment by such Person, by means of (a) the purchase or other acquisition of Capital Stock or debt or other Securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of (i) all or substantially all of the assets of any Person or any business unit, line of business or division thereof or (ii) all or substantially all of the customer lists of any Person or any business unit, line of business or division thereof (including, for the avoidance of all doubt, “tuck in” acquisitions). For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment less any Returns (as defined in the Credit Agreement) in respect of such Investment; provided that the aggregate amount of such Returns shall not exceed the original amount of such Investment).
54.“Investors” has the meaning set forth in the preamble.
55.“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.
56.“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.
57.“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.
58.“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.
59.“Junior Financing” has all have the meaning set forth in the Credit Agreement (as in effect on the Initial Closing Date).
60.“LIBOR Business Day” means any day on which dealings in deposits in U.S. Dollars are transacted in the London Inter-Bank Market.
61.“LIBOR Rate Determination Date” means (i) the second LIBOR Business Day preceding each LIBOR Rate Reset Date or (ii) April 23, 2021 in the case of the initial Dividend Period.
“Lien” means any lien, mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, right of set-off, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any Capital Lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.
“Limited Condition Transaction” means any Permitted Acquisition or any similar Investment permitted hereunder that is not conditioned on the availability of, or on obtaining, third party financing.
“Liquidation Event” means:
(i)    the Corporation (x) voluntarily commences any proceeding, or consents to the entry of an order for relief against it in an involuntary proceeding, under domestic or foreign bankruptcy law seeking to adjudicate it as bankrupt or insolvent, (y) makes a general assignment for the benefit of its creditors, or (z) consents to a receiver, trustee, custodian or similar agent being appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business;
(ii)a court of competent jurisdiction (x) enters an order or decree under any domestic or foreign bankruptcy law that is for relief against the Corporation in an involuntary case, (y) appoints a receiver, trustee, custodian or similar agent being appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of the Corporation’s property or business or (z) orders the liquidation of the Corporation, and in the case of each of clauses (x), (y) and (z), the order or decree remains unstayed and in effect for 60 consecutive days; or
(iii)the Corporation otherwise liquidates, dissolves or winds up its affairs.
“Liquidation Preference” means, with respect to each share of Senior Preferred Stock, $1,000.00 (subject to adjustment for any stock splits, reverse splits or similar transactions).
“Make-Whole Amount” means with respect to any share of Senior Preferred Stock on any redemption date: the sum of the present values at such redemption date of (i) 2.00% of the sum of (x) the Liquidation Preference thereon plus (y) any accrued and unpaid Dividends thereon, through and including the applicable redemption date, plus (ii) 102.00% of the amount of Dividends that would accrue in respect of such share of Senior Preferred Stock from the date of such redemption through April 27, 2023, discounted to the date of redemption on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate determined with respect to such redemption date plus 50 basis points, and assuming for purposes hereof that (1) the Dividends referred to in this clause (ii) are paid in cash in full, and (2) the Dividend Rate for the period from the date of such redemption through April 27, 2023 is equal to the Dividend Rate in effect as of the date of such redemption.
“Material Adverse Effect” means any event, change or condition, that individually or in the aggregate, has had a material adverse effect with respect to (i) the business, results of operations or financial condition of the Corporation and its Restricted Subsidiaries taken as a whole; (ii) the ability of the Corporation to fully and timely perform its payment and other obligations under any Preferred Equity Document; (iii) the legality, validity, binding effect, or enforceability against the Corporation of any of the Preferred Equity Documents; or (iv) the rights, remedies and benefits, taken as a whole, available to, or conferred upon, any Investor or any other Holder under any Preferred Equity Document.
“Moody’s” means Moody’s Investor Services, Inc.
“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.
“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of the Corporation and its Restricted Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate with comparison to and variances from the immediately preceding period and budget.
“OFAC” has the meaning set forth in the definition of “Sanctions.”
“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws (or similar documents), (ii) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement (or similar documents), (iii) with respect to any general partnership, its partnership agreement (or similar documents), (iv) with respect to any limited liability company, its articles of organization or certificate of formation and its operating agreement (or similar documents), and (v) with respect to any other form of entity, such other organizational documents required by local law or customary under such jurisdiction to document the formation and governance principles of such type of entity. In the event any term or condition of any Preferred Equity Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.
“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001).
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum funding standards and minimum required contributions (including any installment payment thereof) and set forth in Sections 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.
“Permitted Acquisition” means the acquisition of all or substantially all of the assets of any Person or any line of business or division thereof, or at least a majority of the Capital Stock of any Person (including any Investment which serves to increase the Corporation’s direct or indirect equity ownership in any Joint Venture) or any portfolio acquisitions, so long as (A) no Preferred Default, Preferred Event of Default or Bankruptcy Event exists at the time of signing the definitive agreement with respect to such acquisition and no Preferred Payment Default or Bankruptcy Event exists immediately before or after the consummation thereof, (B) the nature of business covenant in Section 13 (xviii) is satisfied, (C) the Corporation delivers to the Holders not less than ten (10) Business Days prior to the closing of such acquisition (i) diligence materials customary for transactions of such type, (ii) in the case of any Permitted Acquisition being funded in whole or in part with the proceeds of any Authorized Delayed Senior Preferred Stock, final drafts of the definitive documentation with respect to such acquisition, and (iii) in the case of acquisitions for consideration in excess of $50,000,000, a quality of earnings report, (D) the Corporation is in compliance on a Pro Forma Basis with a Total Net Leverage Ratio and Total Preferred Net Leverage Ratio of 4.25:1.00 and 6.25:1.00, respectively, determined as of the time of signing of the definitive agreement with respect to such acquisition and (E) such acquisition is not hostile.
“Permitted Stock Issuances” means any sale, transfer, issuance or other disposition of any Capital Stock by the Corporation or any Restricted Subsidiary in accordance with its Organizational Documents, other than Disqualified Capital Stock, in each case, to the extent not resulting in a Change of Control or a Sale Event.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, governmental authority or any other entity.
“Preferred Covenant Default” the Corporation’s failure to observe, breach of or default under any provision of this Certificate of Designations (including, without limitation,

Section 7) or any other Preferred Equity Document (including, without limitation, the Purchase Agreement), other than a Preferred Payment Default, and, in the case of all such provisions other than Sections 7, 10 and 13(a)(vi) hereof and Sections 1.6 and 3 of the Purchase Agreement, such failure, breach or default shall not have been remedied or waived within thirty (30) days after the earlier of (i) a Senior Officer of the Corporation or any Restricted Subsidiary becoming aware of such failure, breach, of default or (ii) receipt by the Corporation of notice from any Holder of such failure, breach or default.
“Preferred Default” means a condition or event that constitutes a Preferred Event of Default or that, after notice or lapse of time or both, would constitute a Preferred Event of Default.
“Preferred Equity Documents” means this Certificate of Designations, the Purchase Agreement, the Warrants (as defined in the Purchase Agreement), the Controlling Stockholder Letter Agreement (as defined in the Purchase Agreement), the Registration Rights Agreement (as defined in the Purchase Agreement), the Stockholders’ Agreement (as defined in the Purchase Agreement) and the certificates (if any) representing the Senior Preferred Stock.
“Preferred Event of Default” means (a) any Preferred Payment Default or (b) any Preferred Covenant Default.
“Preferred Payment Default” means any failure to make any payment in respect of the Senior Preferred Stock under this Certificate of Designations as and when due of any amounts (including, for the avoidance of doubt, any Dividends or any payments stemming from a redemption or prepayment under this Certificate of Designations), which failure, in the case of Dividend payments only, continues for a period of five (5) Business Days or more.
“Pro Forma Basis” and “Pro Forma Effect” means, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 18(g).
“Redemption Price” means the redemption price (expressed as a percentage of the outstanding Liquidation Preference) pursuant to Section 9(a)(i), Section 9(a)(ii) or Section 9(b) together with any accrued and unpaid Dividends on the shares of Senior Preferred Stock redeemed, up to, but not including, the applicable redemption date, which price shall be determined as follows: (x) for redemptions pursuant to Section 9(a)(i) or Section 9(a)(ii), based on the applicable redemption date; and (y) for redemptions pursuant to Section 9(b), based on the date of occurrence of the applicable Change of Control or Liquidation Event.
“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is the Three-Month LIBOR Rate, 11:00 a.m., London time, on the LIBOR Rate Determination Date, and (2) if the Benchmark is not the Three-Month LIBOR Rate, the time determined by the Holder Representative in consultation with the Corporation in accordance with the Benchmark Replacement Conforming Changes.
“Relevant Governing Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Required Holders” means Holders of more than 50% of the Liquidation Preference of the then issued and outstanding Senior Preferred Stock; provided that any determination of “Required Holders” must include the Ares Holders if, at the time the determination of Required Holders is made, the Ares Holders in the aggregate hold at least 10.0% of the aggregate Liquidation Preference of the then issued and outstanding Senior Preferred Stock.
“Restricted Debt Payment” means any voluntary or optional payment or prepayment on (including in respect of principal of or interest), or repurchase, redemption, defeasance (including in substance or legal defeasance) or acquisition for value of, or any prepayment or redemption as a result of any Asset Sale, Change of Control or similar event of, any Indebtedness outstanding under any Junior Financing, in each case, prior to the scheduled maturity date thereof, or any payment of “earn-outs” or other Indebtedness incurred by any Borrower and/or any Restricted Subsidiary consisting of the deferred purchase price of property acquired in any Permitted Acquisition.
“Restricted Industries” means the following industries or sectors: adult entertainment (including pornography); alternative financing to low income populations (including “payday” lenders); cannabis (to the extent that such activity violates applicable state law or to the extent that the Corporation’s activity violates U.S. federal law); coal-fired electrical generation plans; thermal coal; manufacturers of, and retailers that, to the Corporation’s knowledge, derive a majority of their revenue from the sale of, firearms, weapons or ammunition; acquisitions that primarily relate to (x) gambling, casinos and equivalent enterprises, (y) tobacco or (z) opioids; human cloning; oil sands, shale or other fracking activities; opioids; private prisons; and production or trade of radioactive materials.
“Restricted Payments” means (i) any dividend or other distribution (whether in Cash, securities or other property), direct or indirect, on account of any shares of any class of Capital Stock of the Corporation or any of its Restricted Subsidiaries now or hereafter outstanding; (ii) any redemption, retirement, sinking fund or similar payment, purchase, retirement, defeasance, acquisition, cancellation or termination for value, direct or indirect, of any shares of any class of Capital Stock of the Corporation or any of its Restricted Subsidiaries now or hereafter outstanding, or on account of any return of capital to the Corporation’s or a Restricted Subsidiary’s stockholders, partners or members (or equivalent Person thereof); and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of the Corporation or any of its Restricted Subsidiaries now or hereafter outstanding.
“Restricted Subsidiary” means each Subsidiary of the Corporation other than an Unrestricted Subsidiary.
“Revolving Commitments” has the meaning assigned to such term in the Credit Agreement (as in effect on the Initial Closing Date).
“Revolving Loan” has the meaning assigned to such term in the Credit Agreement (as in effect on the Initial Closing Date).
“S&P” means Standard & Poor’s Financial Services, LLC, a subsidiary of S&P Global Inc.
“Sale Demand” has the meaning set forth in Section 10.

“Sale Event” means any of the following: (a) a merger or consolidation of the Corporation into or with any Person, or a sale, exchange, conveyance or other disposition of Capital Stock of the Corporation to any Person, in a single transaction or a series of related transactions, as a result of which the shareholders of the Corporation immediately prior to such merger, consolidation, sale, exchange, conveyance or other disposition (determined at the time of the first of such series of transactions) beneficially own less than a majority of the Corporation’s or any successor entity’s issued and outstanding Capital Stock immediately after such merger, consolidation, sale, exchange, conveyance or other disposition or series of such transactions; or (b) a single transaction or series of related transactions pursuant to which any Person acquires a majority of the Corporation’s assets determined on a consolidated basis, including through the purchase of Capital Stock of one or more Subsidiaries of the Company or by means of any merger, consolidation or other transaction involving one or more Subsidiaries of the Corporation, in the case of either (a) or (b) in connection with which the Senior Preferred Stock is redeemed in full in cash at the Redemption Price pursuant to Section 9.
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States Government (including without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State), the United Nations Security Council, the European Union or any European member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.
“Sanctioned Country” means, at any time, a country, region or territory which itself is, or whose government is, the subject or target of any Sanctions (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the United States Government (including, without limitation, OFAC or the U.S. Department of State), the United Nations Security Council, the European Union or any European Union member state, the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or Controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“SEC” means the United States Securities and Exchange Commission and any successor organization.
“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Senior Officer” means, with respect to any Person other than a natural person, the President, Chief Executive Officer, Chief Financial Officer or Chief Operating Officer of such Person.
“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.
“Specified Transaction” means (a) the Transactions, (b) any Investment that results in a Person becoming a Restricted Subsidiary, (c) any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, (d) any Permitted Acquisition, (e) any Asset Sale that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Corporation and any Asset Sale of a business unit, line of business or division of the Corporation or any Restricted Subsidiary, in each case, whether by merger, consolidation, amalgamation or otherwise or (f) any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit) or Restricted Payment, in each case, that by the terms of this Certificate of Designations requires a financial ratio or test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect.”
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, Joint Venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person Controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.
“Supermajority Holders” means Holders of more than 90% of the Liquidation Preference of the then issued and outstanding Senior Preferred Stock.
“Target” means Finxera Holdings, Inc., a Delaware corporation.
“TCP” means Thomas C. Priore, an individual resident in the State of New York.
“TCP Director Agreement” means the Director Agreement, dated as of May 21, 2014 and as in effect on March 5, 2021.
“Term SOFR” means the forward-looking term rate for the applicable Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Test Period” means, for any date of determination under this Certificate of Designations, the four consecutive Fiscal Quarters of the Corporation most recently ended as of such date of determination for which financial statements have been delivered to the Holders.

“Total Net Leverage Ratio” means, at any date of determination, as of any date, the ratio of (x) Consolidated Total Debt net of Unrestricted Cash to (y) Consolidated Adjusted EBITDA for the most recently ended Test Period.
“Total Preferred Net Leverage Ratio” means, at any date of determination, the ratio of (x) the sum of (i) Consolidated Total Debt net of Unrestricted Cash, (ii) the aggregate Liquidation Preference of all outstanding Senior Preferred Stock and any other Parity Securities and Senior Securities and (iii) the aggregate accrued and unpaid Dividends on the Senior Preferred Stock and the accrued and unpaid dividends on any other Parity Securities and Senior Securities to (y) Consolidated Adjusted EBITDA for the most recently ended Test Period.
“Transaction Costs” has the meaning assigned to such term in the Credit Agreement (as in effect on the Initial Closing Date).
“Transactions” has the meaning assigned to such term in the Credit Agreement (as in effect on the Initial Closing Date).
“Transfer” means a transfer, sale, assignment, pledge, hypothecation or other disposition, or conveyance of legal or beneficial interest in, whether directly or indirectly (including pursuant to the creation of a derivative security), the grant of an option or other right or the imposition of a restriction on disposition or voting, and irrespective of whether any of the foregoing are effected, with or without consideration, voluntarily or involuntarily, by operation of law or otherwise, or whether inter vivos or upon death.
“Treasury Rate” means, as obtained by the Corporation, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 Selected Interest Rates) that has become publicly available at least two Business Days (but not more than five Business Days) prior to the date of notice of the applicable redemption date (or, if such Statistical Release is no longer published (or the relevant information published therein), any publicly available source of similar market data most nearly equal to the period from such redemption date to April 27, 2023; provided, however, that if the period from such redemption date to April 27, 2023 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“Unrestricted Cash” means, with respect to any Person(s) as of any date of determination, (i) Cash and Cash Equivalents on hand of such Person(s), minus (ii) the sum of (a) Cash held for Merchant (as defined in the Credit Agreement as in effect on the Initial Closing Date) reserves or otherwise held in trust for the benefit of Merchants (including any funds in a Reserve Funds Account (as defined in the Credit Agreement as in effect on the Initial Closing Date)), and amounts constituting reserves and/or segregated amounts held by a Processor (as defined in the Credit Agreement as in effect on the Initial Closing Date) which may be subject to offset under any Approved Processor Agreement (as defined in the Credit Agreement as in effect on the Initial Closing Date), (b) any Cash deposited into escrow or set aside as a reserve in connection with a Permitted Acquisition or other transaction permitted hereunder, (c) any Cash set aside as a reserve pursuant to Section 8.01(m) of the Credit Agreement (as in effect on the Initial Closing Date), and (d) any other Cash or Cash Equivalents of such Person(s) that have been pledged to a third party (other than the Secured Parties (as defined in the Credit Agreement as in effect on the Initial Closing Date)).
“Unrestricted Subsidiary” means (a) any Subsidiary of the Corporation that is designated as an Unrestricted Subsidiary by the Corporation after the Initial Closing Date in a written notice to the Holders; provided that no Preferred Event of Default or Bankruptcy Event shall have occurred and be continuing or exist or would immediately result from such designation after giving Pro Forma Effect thereto, and (b) each Subsidiary of an Unrestricted Subsidiary; provided that upon such designation or re-designation, (i) no Subsidiary designated as an Unrestricted Subsidiary pursuant hereto may be designated as a “Restricted Subsidiary” under any other material Indebtedness of the Corporation or its Restricted Subsidiaries outstanding at such time, (ii) the Corporation shall be in compliance on a Pro Forma Basis with a Total Net Leverage Ratio of no greater than 4.25:1.00 as of the last day of the most recently ended Test Period before and after giving effect to such designation or re-designation and (iii) such designation shall be deemed to be an Investment on the date of such designation in an amount equal to the fair market value of the net assets of such Restricted Subsidiary attributable to the Corporation’s interest in the Capital Stock of such Subsidiary (as reasonably determined by the Corporation) and such designation shall be permitted only to the extent permitted under Section 7(xiii) on the date of such designation. The Corporation may, by written notice to the Holders, re-designate any Unrestricted Subsidiary as a Restricted Subsidiary, and thereafter, such Subsidiary shall no longer constitute an Unrestricted Subsidiary, but only if no Preferred Event of Default or Bankruptcy Event would immediately result from such re-designation. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (y) the incurrence by such Restricted Subsidiary at the time of such designation of any Indebtedness or Liens of such Restricted Subsidiary outstanding at such time (after giving effect to, and taking into account, any payoff or termination of Indebtedness or any release or termination of Liens, in each case, occurring in connection or substantially concurrently therewith) and (z) a return on any Investment by the Corporation in such Unrestricted Subsidiary in an amount equal to the net book value at the date of such prior designation of such Restricted Subsidiary as an Unrestricted Subsidiary. It is understood and agreed that no Unrestricted Subsidiary designated as a Restricted Subsidiary may thereafter be re-designated an Unrestricted Subsidiary. No Unrestricted Subsidiary may own or hold any intellectual property that is material to the business of the Corporation and its Restricted Subsidiaries. Neither the Corporation nor any Restricted Subsidiary may transfer any intellectual property that is material to the business of the Corporation and its Restricted Subsidiaries to any Unrestricted Subsidiary.
“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
“wholly-owned” means, as to any Person, (a) any corporation 100% of whose Capital Stock (other than directors’ qualifying shares or other nominal issuance in order to comply with local laws) is at the time owned by such Person and/or one or more wholly-owned Subsidiaries of such Person and (b) any partnership, association, Joint Venture, limited liability company or other entity in which such Person and/or one or more wholly-owned Subsidiaries of such Person have a 100% equity interest at such time.
Section 18.    Interpretation.
(a)    Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other financial data (including financial ratios and other financial calculations) required to be delivered by the Corporation to the Holders pursuant to this Certificate of Designations shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 13, if applicable). If at any time any change in GAAP would affect the computation of any financial ratio set forth in any Preferred Equity Document, and the Corporation or the Required Holders shall so request, the Required Holders and the Corporation shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to approval by the Requisite Holders); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP immediately prior to such change therein, and the Corporation shall provide to the Holders within five (5) days after delivery of each certificate or financial report required hereunder that is affected thereby a written statement of a Senior Officer of the Corporation setting forth in reasonable detail the differences that would have resulted if such financial statements had been prepared without giving effect to such change. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Corporation or any of its Subsidiaries at “fair value,” as defined therein or (ii) any treatment of Indebtedness in respect of convertible debt instruments under ASC 470-20 (or any other financial accounting standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
(b)    Interpretation, Etc. With reference to this Certificate of Designations and each other Preferred Equity Document, unless otherwise specified herein or in such other Preferred Equity Document:
(i)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (1) any reference herein (A) to any Person shall be construed to include such Person’s successors and assigns and (B) to the Corporation or any Restricted Subsidiary shall be construed to include the Corporation or such Restricted Subsidiary as debtor and debtor-in-possession and any receiver or trustee for the Corporation or any Restricted Subsidiary, as the case may be, in any insolvency or liquidation proceeding, (2) the words “herein,” “hereto,” “hereof” and “hereunder,” and words of similar import when used in any Preferred Equity Document, shall be construed to refer to such Preferred Equity Document in its entirety and not to any particular provision thereof, (3) all references in a Preferred Equity Document to Sections, Exhibits, Preliminary Statements, Recitals and Schedules shall be construed to refer to Sections of, and Exhibits, Preliminary Statements, Recitals and Schedules to, the Preferred Equity Document in which such references appear, (4) the word “incur” (and its correlatives) shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist, (5) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights, and (6) any certification hereunder required to be given by a corporate officer shall be deemed to be made on behalf of the Corporation or the applicable Restricted Subsidiary and not in the individual capacity of such officer.
(ii)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”
(c)    Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Certificate of Designations shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).
(d)    References to Organizational Documents, Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) any definition of or reference to Organizational Documents, agreements (including the Preferred Equity Documents), instruments or other documents shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by the Preferred Equity Documents; (b) references to any law (including by succession of comparable successor laws) shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law; and (c) all references to any Governmental Authority, shall include any other Governmental Authority that shall have succeeded to any or all of the functions thereof.
(e)    Time of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).
(f)    Timing of Payment of Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in Section 4(c) or Section 9(c)) or performance shall extend to the immediately succeeding Business Day and such extension shall be reflected in the computation of Dividends or fees, as the case may be.
(g)    Pro Forma Calculations.
    (i)    Notwithstanding anything to the contrary herein, financial ratios and tests, including the Total Net Leverage Ratio, the Total Preferred Net Leverage Ratio and compliance with covenants determined by reference to Consolidated Adjusted EBITDA, shall be calculated in the manner prescribed by this Section 18(g); provided that notwithstanding anything to the contrary in clauses (ii), (iii), (iv) or (v) of this Section 18(g), when calculating any such ratio or test for purposes of the incurrence of any Indebtedness, Cash and Cash Equivalents resulting from the incurrence of any such Indebtedness shall be excluded from the pro forma calculation of any applicable ratio or test (including compliance with covenants defined by reference to Consolidated Adjusted EBITDA). In addition, whenever a financial ratio or test is to be calculated on a Pro Forma Basis, the reference to the “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which financial statements have been delivered to the Holders pursuant to Section 13(a)(ii) or (iii), as applicable, for the relevant Test Period.
    (ii)    For purposes of calculating any financial ratio or test or compliance with any covenant determined by reference to Consolidated Adjusted EBITDA, any Specified Transactions (with any incurrence or repayment of any Indebtedness in connection therewith to be subject to clause (iv) of this Section 18(g)) that have been consummated (x) during the applicable Test Period or (y) if applicable as described in clause (i) above, subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a Pro Forma Basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated Adjusted EBITDA, and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Corporation or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 18(g), then such financial ratio or test shall be calculated to give Pro Forma Effect thereto in accordance with this Section 18(g).
    (iii)    Whenever Pro Forma Effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by an Authorized Officer of the Corporation and may include, for the avoidance of doubt, the amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies resulting from or relating to any Specified Transaction (including the Transactions), in a manner permitted under and without duplication with clause (i)(r) of the definition of Consolidated Adjusted EBITDA.
    (iv)    In the event that the Corporation or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility (for ordinary course working capital draws and repayments) unless such Indebtedness has been permanently repaid and not replaced), (A) during the applicable Test Period or (B) subject to clause (i) above, subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving Pro Forma Effect to such incurrence or repayment of Indebtedness, in each case to the extent required, as if the same had occurred on the last day of the applicable Test Period.
    (v)    [Reserved].
    (vi)    In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:
(A)    determining compliance with any provision of this Certificate of Designations which requires the calculation of any financial ratio or test, including the Total Net Leverage Ratio and the Total Preferred Net Leverage Ratio; or

(B)    testing availability under baskets set forth in this Certificate of Designations (including baskets determined by reference to Consolidated Adjusted EBITDA and baskets subject to Preferred Default, Preferred Event of Default and Bankruptcy Event conditions), in each case, at the option of the Corporation (the Corporation’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder (or any requirement, representation or warranty or condition therefor is complied with or satisfied (including as to the absence of any continuing Preferred Default, Preferred Event of Default or Bankruptcy Event (other than with respect to a condition that no Preferred Payment Default and no Bankruptcy Event has occurred and is continuing, which shall be tested on the date of the consummation of such Limited Condition Transaction)) shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Transaction (and the other transactions to be entered into in connection therewith), the Corporation or any of its Restricted Subsidiaries would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied). For the avoidance of doubt, if the Corporation has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would have failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated Adjusted EBITDA of the Corporation or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have failed to have been complied with as a result of such fluctuations. If the Corporation has made an LCT Election for any Limited Condition Transaction, then in connection with any calculation of any ratio, test or basket availability with respect to the incurrence of Indebtedness or Liens, the making of Restricted Payments, the making of any Investment, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Corporation or any of its Restricted Subsidiaries, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary (each, a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of (x) the date on which such Limited Condition Transaction is consummated or (y) the date that the definitive agreement is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such Subsequent Transaction is permitted under this Certificate of Designations, any such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis (i) assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (ii) in the case of any Restricted Payment, assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have not been consummated.
(h)    Currency Generally. For purposes of calculating the Total Net Leverage Ratio and the Total Preferred Net Leverage Ratio on any date of determination, amounts denominated in a currency other than Dollars will be translated into Dollars at the currency exchange rates used in the latest financial statements delivered pursuant to Section 13(a)(ii) or (iii), and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Interest Rate Agreements for currency exchange risks with respect to the applicable currency in effect on the date of determination of the amount in Dollars of such Indebtedness.
(i)    Divisions. For all purposes under the Preferred Equity Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized (and, if applicable, treated as a newly formed or acquired Restricted Subsidiary) on the first date of its existence by the holders of its Capital Stock at such time; provided that, notwithstanding anything to the contrary herein, in no event shall the Corporation enter into any such division or plan of division transaction.
(j)    Certain Determinations.
(i)    For purposes of determining compliance with any of the covenants set forth in Section 7 or Section 13 at any time (whether at the time of incurrence or thereafter), if any Investment, Indebtedness, Asset Sale, Restricted Payment or Affiliate transaction meets the criteria of one, or more than one, of the clauses of the provision permitting such Investment, Asset Sale, Restricted Payment or Affiliate transaction as the case may be, the Corporation (x) shall in its sole discretion determine under which clause or clauses such Investment, Indebtedness, Asset Sale, Restricted Payment or Affiliate transaction (or, in each case, any portion thereof), as the case may be, is classified and (y) shall be permitted in its sole discretion to make any subsequent re-determination and/or at a later time divide, classify or reclassify under which clause or clauses such Investment, Indebtedness, Asset Sale, Restricted Payment or Affiliate transaction as the case may be, is permitted from time to time. For the avoidance of doubt, except as otherwise provided herein, if the applicable date for meeting any requirement hereunder or under any other Preferred Equity Document falls on a day that is not a Business Day, compliance with such requirement shall not be required until noon on the first Business Day following such applicable date.
(ii)    Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Certificate of Designations that does not require compliance with a financial ratio or test (including, without limitation, Total Net Leverage Ratio or the Total Preferred Net Leverage Ratio) (any such amounts, the “Fixed Amounts”) intended to be utilized with or substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Certificate of Designations that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence.
(iii)    If any baskets set forth in Section 7 are exceeded solely as a result of fluctuations in Consolidated Adjusted EBITDA for the most recent Test Period after the last time such baskets were calculated for any purpose under Section 7, such baskets will be deemed not to have been exceeded solely as a result of such fluctuations.

Section 19.    Share Certificates; Legends.
(a)If any certificates representing shares of Senior Preferred Stock shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated certificate, or in lieu of and substitution for the lost, stolen or destroyed certificate, a new certificate of like tenor and representing an equivalent number of shares of Senior Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such certificate and indemnity by the Holder thereof, if requested, reasonably satisfactory to the Corporation.
(b)Each certificate representing shares of Senior Preferred Stock shall contain a legend substantially to the following effect (in addition to any legends required under applicable securities laws):
THIS SECURITY HAS BEEN ACQUIRED FOR INVESTMENT AND WITHOUT A VIEW TO DISTRIBUTION AND IN A TRANSACTION THAT WAS NOT REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER STATE SECURITIES LAWS. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THIS SECURITY OR ANY INTEREST OR PARTICIPATION THEREIN MAY BE MADE EXCEPT (A) IN COMPLIANCE WITH THE PROVISIONS OF THE CERTIFICATE OF DESIGNATIONS AND (B)(1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS AND, IN THE CASE OF CLAUSE (B)(2), PROVIDED THAT THE CORPORATION, IF IT SO REQUESTS, RECEIVES AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE CORPORATION TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.
If any shares of Senior Preferred Stock are not represented by certificates, an appropriate notation shall be made in book entry in the share registry with respect to such shares to make appropriate reference to such restrictions.
Section 20.    Miscellaneous. For purposes of this Certificate of Designations, the following provisions shall apply:
(a)Status of Cancelled Shares. Shares of Senior Preferred Stock that have been redeemed, repurchased or otherwise cancelled shall be retired and, following the filing of any certificate required by the DGCL, have the status of authorized and unissued shares of Senior Preferred Stock, without designation as to series, until such shares are once more designated by the Board as part of a particular series of Senior Preferred Stock of the Corporation.
(b)Severability. If any right, preference or limitation of the Senior Preferred Stock set forth in this Certificate of Designations is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designations which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.
(c)Headings. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.
(d)Notices. Unless otherwise provided in this Certificate of Designations or by applicable law, all notices, requests, demands, and other communications shall be in writing and shall be personally delivered, delivered by facsimile, email or courier service, or mailed, certified with first class postage prepaid, to the address set forth on the books of the Corporation, in the case of communications to a stockholder, and to the registered office of the Corporation in the State of Delaware with a copy to the chief executive offices of the Corporation at 2001 Westside Parkway, Suite 155, Alpharetta, Georgia 30004, attention: General Counsel, for all communications to the Corporation. Each such notice, request, demand, or other communication shall be deemed to have been given and received (whether actually received or not) on the date of actual delivery thereof, if personally delivered or delivered by facsimile transmission or email (if receipt is confirmed at the time of such transmission by telephone or electronically), or on the third (3rd) day following the date of mailing, if mailed in accordance with this clause (d), or on the day specified for delivery to the courier service (if such day is one on which the courier service will give normal assurances that such specified delivery will be made). Any notice, request, demand, or other communication given otherwise than in accordance with this clause (d) shall be deemed to have been given on the date actually received. Any stockholder may change its address for purposes of this clause (d) by giving written notice of such change to the Corporation in the manner herein above provided. Whenever any notice is required to be given by law or by this Certificate of Designations, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of notice.
(e)Interpretation. When a reference is made in this Certificate of Designations to Sections, paragraphs, clauses or similar subdivisions, such reference shall be to a Section, paragraph, clause or subdivision to or of this Certificate of Designations unless otherwise indicated. The words “include,” “includes,” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”
(f)Certain Tax Matters.
(i)All payments, dividends and distributions on the Senior Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by law, and amounts withheld, if any, shall be treated as received by the Holders in respect of which such amounts were withheld. The Senior Preferred Stock shall be treated as equity for tax purposes.
(ii)If, at any time during which any Senior Preferred Stock remains outstanding, it is reasonably expected that the Corporation will or has become a “United States real property holding corporation” within the meaning of Internal Revenue Code Section 897(c)(2), the Corporation shall notify each Holder in writing of such change in tax status within a reasonable period of time.
(iii)If the Corporation makes any cash distribution to Holders or if there is any deemed distribution to Holders for U.S. federal income tax purposes, the

Corporation shall provide each Holder, no later than 30 days after the date of such cash or deemed distribution, with a reasonable estimate of the portion of such distribution that will be considered a dividend for U.S. federal income tax purposes; provided that if such estimate is not available at such time, the Corporation shall provide such estimate as soon as reasonably practicable and, in all events, no later than 60 days after the end of the taxable year in which such distribution occurs.
(g)Amendment. Subject to Section 7(iii) and Section 16, (i) no provision of this Certificate of Designations may be amended, including pursuant to or as a result of a merger, consolidation or business combination, except in a written instrument signed by the Corporation and the Required Holders and (ii) any of the rights of the Holders set forth herein may be waived by a vote or written consent of the Required Holders. No waiver of any default with respect to any provision, condition or requirement of this Certificate of Designations shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.
(h)Equity; No Collateral Protection. The Senior Preferred Stock is equity and has no collateral protection or security.
(i)Holder Representative. The Holder Representative shall not have any liability for (x) the selection of major reference banks in the London Inter-Bank Market or major banks in New York City used for purposes of calculating the Three-Month LIBOR Rate, or for the failure or unwillingness of any major reference banks in the London Inter-Bank Market or major banks in New York City to provide a quotation or (y) any quotations received from such major reference banks in the London Inter-Bank Market or major banks in New York City, as applicable. For the avoidance of doubt, if the rate appearing on the Reuters Page LIBOR01 or Bloomberg L.P. page “BBAM” for the Three-Month LIBOR Rate is unavailable, the Holder Representative shall not be under any duty or obligation to take any action other than the Holder Representative’s obligation to take the actions expressly set forth in this Certificate of Designations, in each case whether or not quotations are provided by such major reference banks in the London Inter-Bank Market or major banks in New York City, as applicable. The Holder Representative will not be obliged to solicit rates pursuant to clause (2) of the definition of “Three-Month LIBOR Rate” if it receives no quotations for three (3) consecutive London Business Days or if the Three-Month LIBOR Rate (or other applicable Benchmark) has been disrupted permanently or indefinitely.
The Holder Representative shall be under no obligation (i) to monitor, determine or verify the unavailability or cessation of the Three-Month LIBOR Rate (or other applicable Benchmark), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or Benchmark Replacement Date, (ii) to select, determine or designate any alternative reference rate or Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied, or (iii) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing. The Holder Representative shall not be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Certificate of Designations as a result of the unavailability of the Three-Month LIBOR Rate (or other applicable Benchmark) and absence of a designated replacement Benchmark, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including, without limitation the Corporation, in providing any direction, instruction, notice or information required or contemplated in this Certificate of Designations and reasonably required for the performance of such duties. The Holder Representative shall have no liability for any rate published by any publication that is the source for determining the Dividend Rate, including, but not limited to, the Reuters Page LIBOR01 or Bloomberg L.P. page “BBAM” or for any rates compiled by the ICE Benchmark Administration or any successor thereto, or for any rates published on any publicly available source, including, without limitation, the Federal Reserve Bank of New York’s Website, or in any of the foregoing cases for any delay, error or inaccuracy in the publication of any such rates, or for any subsequent correction or adjustment thereto.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be executed by a duly authorized officer of the Corporation as of this 27th day of April, 2021.
PRIORITY TECHNOLOGY HOLDINGS, INC.
By:     /s/ Thomas Priore
Name: Thomas Priore
Title: President, Chief Executive Officer, &
     Chairman